Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276850

PROSPECTUS

REMSLEEP HOLDINGS, INC.

300,000,000 Shares of Common Stock

This Prospectus relates to the offer and resale of up to 300,000,000 shares of our common stock, par value $0.001 per share (the “Common Stock”) that may be purchased (the “Purchase Shares”) by Quick Capital, LLC, a Wyoming limited liability company (“Quick Capital”), pursuant to the Purchase Agreement dated December 15, 2023, between the Company and Quick Capital (the “Purchase Agreement”). Quick Capital is also referred to herein as the “Selling Stockholder.”

We will not receive any proceeds from the sale of the Purchase Shares by Quick Capital. However, we will receive proceeds from our sale of shares of Common Stock to Quick Capital pursuant to the Purchase Agreement. We will sell shares to Quick Capital under the Purchase Agreement, subject to the conditions contained therein, at a price equal to 70% of the lowest-traded price of the Common Stock during the 15 business days immediately preceding the delivery of notice from Quick Capital to purchase shares (a “Purchase Notice”), subject to a floor of $0.001 per share (subject to adjustments for stock splits, dividends, and similar occurrences).

The Selling Stockholder identified in this Prospectus may offer the Purchase Shares from time-to-time through public or private transactions at prevailing market prices or at privately negotiated prices. The Selling Stockholder can offer all, some, or none of the Purchase Shares, thus we have no way of determining the number of Purchase Shares it will hold after this offering. See “Selling Stockholder” and “Plan of Distribution.”

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any broker-dealers or agents that are involved in selling the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Quick Capital, as the Selling Stockholder, may offer for sale an indeterminate number of Purchase Shares, which will consist of up to 300,000,000 shares of Common Stock to be purchased by the Selling Stockholder pursuant to the Purchase Agreement. If issued presently, the 300,000,000 Purchase Shares registered for resale by Quick Capital would represent approximately 17.03% of our then-issued and outstanding shares of Common Stock, as of the date of this Prospectus.

Our Common Stock is quoted on the OTCQB market tier operated by OTC Markets Group, Inc., under the symbol “RMSL.” On February 13, 2024, the reported closing price of our Common Stock was $0.0095 per share.

Investing in our Common Stock involves a high degree of risk, including the superior voting rights of our outstanding shares of Series C Preferred Stock, which preclude current and future owners of our common stock from influencing any corporate decision. The Series C Preferred Stock provides its owner, our Chief Executive Officer, Tom Wood, with 81% of the voting power of our outstanding shares of capital stock. Mr. Wood, as the owner of all outstanding shares of the Series C Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors”).

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this Prospectus, and under similar headings in any amendments or supplements to this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 14, 2024

In this Prospectus, “we,” “us,” “our,” the “Company”, the “company”. and. “RMSL” refer to REMSLEEP HOLDINGS, INC., a Nevada corporation, and, where appropriate, its subsidiaries, unless expressly indicated or the content requires otherwise.

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You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information from that contained in this Prospectus. The Selling Stockholder is offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our common stock. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any distribution of securities in accordance with this Prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this Prospectus.

ABOUT THIS PROSPECTUS

The Registration Statement of which this Prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more detail of the matters discussed in this Prospectus. You should read this Prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information” before making your investment decision.

You should rely only on the information provided in this Prospectus or in any Prospectus supplement or any free writing Prospectuses or amendments thereto. Neither we, nor the Selling Stockholder, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this Prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, nor the Selling Stockholder, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we, nor the Selling Stockholder, have done anything that would permit this offering or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this Prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the Prospectus outside of the United States.

Information contained in, and that can be accessed through, our web site, www.remsleep.com, does not constitute part of this Prospectus.

This Prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this Prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this Prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts in particular are estimates only and may be inaccurate, especially over long periods of time. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this Prospectus to any publications, reports, surveys, or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey, or article. The information in any such publication, report, survey, or article is not incorporated by reference in this Prospectus.

INFORMATION SUMMARY

This summary highlights information about this offering and the information included in this Prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire Prospectus, especially the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included herein, including the notes thereto, before making an investment decision.

Company Organization

We were incorporated in the State of Nevada on June 6, 2007. On August 2, 2010, we changed our name from Bella Viaggio, Inc. to Kat Gold Holdings Corp. Effective January 1, 2015, we completed an exchange agreement to purchase 100% of the outstanding interests of REMSleep LLC in exchange for 50,000,000 common shares of REMSleep Holdings, Inc.’s stock, at which time REMSleep LLC became our wholly-owned subsidiary and adopted their business of developing and distributing our sleep apnea products. On January 5, 2015, we changed our name to REMSleep Holdings, Inc. to reflect our new business model.

On September 6, 2023, the Company had a change in control due to the issuance of 2,000,000 shares of our Series C Preferred Stock to our CEO, Thomas J. Wood pursuant to the terms and conditions of an IP Assignment Agreement. Ownership of the Series C Preferred Stock gives Mr. Wood 81% voting control, and the right to elect a majority of our Board of Directors. In consideration for the issuance of Series C Preferred Stock, Mr. Wood assigned to the Company all of Mr. Wood’s right, title, and interest in, to, and under all intellectual property owned by him and which is directly or indirectly related to the business of the Company, including without limitation,  all inventions; patents and patent applications; trade secrets; non-public know-how; discoveries; improvements; concepts; ideas; methods; processes; procedures; designs; plans; schematics; drawings; technical data; specifications; research and development information; marks, names, and trade dress; copyrights; and, all goodwill connected with the use thereof and symbolized thereby.

Mr. Wood has 30 years of sleep-industry experience, including having been employed at sleep industry companies. Mr. Wood invented our DeltaWave CPAP interface (the “DeltaWave”) as an innovative new device to treat patients with sleep apnea. The DeltaWave was awarded (i) a design patent (D985115); (ii) a utility patent (10987481); and, (iii) trademark protection (97489045).

The DeltaWave product is a nasal-pillows type interface that will result in better comfort and, therefore, better compliance since it was specifically designed with unique airflow characteristics to enable patients with sleep apnea to breathe normally. A survey that appeared in DME Business found that 89% of patients stated that mask-interface comfort was their primary concern. The primary issue that we have addressed with the DeltaWave is the “work of breathing” component. We believe that our DeltaWave is designed to effectively address the stubborn issues that continue to affect a patient’s ability to comply with treatment, as follows:

●	Does not disrupt normal breathing mechanics;

●	Is not claustrophobic;

●	Causes zero work of breathing (WOB);

●	Minimizes or eliminates drying of the sinuses;

●	Uses less driving pressure; and

●	Allows users to feel safe and secure while sleeping.

Pending adequate financing, we plan to conduct clinical trials to test product effectiveness.

Business Overview

Existing CPAP systems use nasal pillow interfaces that are round. These pillow interfaces cause discomfort when worn as the nasal septum is typically more sensitive to pressure and is typically relatively flat in areas of the nasal openings. Round cross-sectional shapes do not interface well with flat walls and, as an accommodation, prior pillow interfaces are typically made of a soft material that flattens when inserted. This flattening reduces the cross-sectional area of these prior nasal pillows, resulting in an acceleration of the air velocity and noise. The increase in air flow velocity leads to dryness, a sudden burning sensation in the nostrils, and stuffiness in the sinuses. Higher air flow velocity and lower volume of incoming air is less efficient at correcting apnea and often interrupts normal breathing patterns. DeltaWave is designed to deliver more air volume with less driving pressure. Therefore, the patient gets more air coming into the upper airways at a slower air velocity. Also, the pillows that fit into the nostrils are designed to better fit the shape of the nostrils for better comfort and better airtight seal.

A complete discussion concerning our DeltaWave CPAP interface device, including a discussion concerning our market opportunity, is presented under “Business” herein.

About this Offering and the Purchase Agreement with the Selling Stockholder

On December 15, 2023, we entered into the Purchase Agreement with the Selling Stockholder, Quick Capital. Pursuant to the Purchase Agreement, we have the right, in our sole discretion, subject to the conditions and limitations contained therein, to direct the Selling Stockholder, by delivery of a Purchase Notice to purchase (each, a “Purchase”) over the 18-month term of the Purchase Agreement, a minimum of $20,000 of Common Stock and up to a maximum of the lesser of (i) $100,000 of Common Stock, or (ii) 100% of the average daily trading volume during the 15-business days immediately preceding the delivery of the Purchase Notice. The aggregate number of shares of Common Stock sold to the Selling Stockholder may not exceed 300,000,000 shares. Each Purchase Notice will set forth the purchase price and number of Purchase Shares in accordance with the terms of the Purchase Agreement.

The purchase price for the Purchase Shares (the “Purchase Price”) under the Purchase Agreement is defined as 70% of the lowest traded market price of the Common Stock during the 15-business days immediately preceding the delivery of the Purchase Notice (the “Pricing Period”), subject to a floor of $0.001 per share (subject to adjustments for stock splits, dividends, and similar occurrences).

The Purchase Agreement prohibits Quick Capital from purchasing any Purchase Shares if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by Quick Capital, would result in Quick Capital’s having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our Common Stock. There are no trading volume requirements or restrictions under the Purchase Agreement and we will control the timing and amount of any sales of Purchase Shares to Quick Capital.

We may not deliver a Purchase Notice to the Selling Stockholder and the Selling Stockholder is not obligated to purchase the Purchase Shares unless each of the following conditions are satisfied: there is an effective Registration Statement; the Common Stock is listed or quoted for trading on our principal market; we are not in breach of the Purchase Agreement; no injunction has been issued prohibiting the purchase of the or the issuance of the Purchase Shares; and the issuance of the Purchase Shares does not violate any applicable rules or regulations.

The Purchase Agreement is for a term of 18 months, though Quick Capital or the Company may terminate earlier, at any time and for any reason, upon 15-days written notice. The Purchase Agreement will also terminate earlier on the date Quick Capital has purchased all 300,000,000 of the Purchase Shares. The Purchase Agreement may also be terminated if any of the following events occur: if our Common Stock is suspended by the applicable authority; our Common Stock ceases to be quoted; we breach a representation, warranty, or covenant in the Purchase Agreement; and, upon the occurrence of bankruptcy proceedings by or against us.

Subject to the foregoing, actual sales of Purchase Shares to the Selling Stockholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time-to-time, including, among others, market conditions; the trading price of the Common Stock; and, determinations by us as to the appropriate sources of funding for our operations. We will not receive any proceeds from the sale of the shares of Common Stock by Quick Capital. However, we will receive proceeds from our sale of Purchase Shares to Quick Capital pursuant to the Purchase Agreement.

The Selling Stockholder may sell Purchase Shares from time-to-time through public or private transactions at prevailing market prices or at privately negotiated prices. The Selling Stockholder can offer all, some, or none of the Purchase Shares, and therefore, we have no way of determining the number of shares of Common Stock Quick Capital will hold after this offering.

Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the section titled “Risk Factors.” These risks include, but are not limited to, the following:

●	We will need additional capital to fund our operations;

●	There is substantial doubt about our ability to continue as a going concern;

●	We will face intense competition in our market, and we may lack sufficient financial and other resources to maintain and improve our competitive position;

●	We are dependent on the continued services and performance of our chief executive officer, Thomas Wood;

●	Our common stock is currently quoted on the OTCQB, is a “penny stock”, and is thinly traded, potentially reducing your ability to liquidate your investment in us;

●	We have had a history of losses and may incur future losses, which may prevent us from attaining profitability;

●	We have limited experience marketing and selling our DeltaWave CPAP device;

●	We face the risk of product liability claims;

●	Our products are subject to extensive government regulation and oversight both in the United States and abroad;

●

We have shares of preferred stock that have special rights that could limit our ability to undertake corporate transactions, inhibit potential changes of control and reduce the proceeds available to our common stockholders in the event of a change in control;

●	We have never paid and do not intend to pay cash dividends;

●

Our sole director and chief executive officer has the ability to control all matters submitted to stockholders for approval, which limits minority stockholders’ ability to influence corporate affairs; and

●	The other factors described in “Risk Factors.”

Use of Proceeds

We intend to use the proceeds, if any, from the Purchase Agreement for marketing and advertising; lab studies/testing; research and development; regulatory compliance; inventory; professional fees; and general corporate purposes and working capital requirements in our sole discretion. (See “Use of Proceeds”).

In the future, we intend to raise additional capital through equity and debt financings as needed, though there cannot be any assurance that such funds will be available to us on acceptable terms, on an acceptable schedule, or at all.

Corporate Information

Our principal executive offices are located at 14175 Icot Boulevard, Suite 300, Clearwater, Florida 33760; our telephone number is (727) 955-4465; our corporate website is located at www.remsleep.com. The information on, or accessible through, our website is not part of, and is not incorporated into, this Prospectus and should not be considered part of this Prospectus.

OFFERING SUMMARY

Shares of Common Stock Currently Outstanding	1,461,616,601 shares

Shares of Common Stock Being Offered	300,000,000 shares of Common Stock issuable to Quick Capital under the terms of the Purchase Agreement.

Common Stock to be Outstanding Immediately After This Offering[1]	1,761,616,601 shares

Offering Price per Share	The Selling Stockholder may sell all or a portion of the Purchase Shares being offered pursuant to this Prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds	We will not receive any proceeds from the sale of the Purchase Shares offered hereunder by the Selling Stockholder. However, we will receive proceeds from sales of shares to Quick Capital, pursuant to the Purchase Agreement. The proceeds from the sale of any such shares will be used for marketing and advertising; lab studies/testing; research and development; regulatory compliance; inventory; professional fees; and, general corporate purposes and working capital requirements in our sole discretion.

Risk Factors	Investing in our Common Stock involves a high degree of risk, and the purchasers of our Common Stock may lose all or part of their investment. Before deciding to invest in our securities, please carefully read the section entitled “Risk Factors” beginning on page 7 and the other information in this Prospectus.

Trading Symbol	Our Common Stock is quoted on the OTCQB market tier under the symbol “RMSL.”

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The number of shares of our common stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 1,461,616,601 shares outstanding as of February 13, 2024, and excluding the 300,000,000 Purchase Shares.

 FINANCIAL SUMMARY

The following table presents a summary of certain of our historical financial information. Historical results are not necessarily indicative of future results and you should read the following summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this Prospectus. The summary financial data as of December 31, 2022, and December 31, 2021, and for the fiscal years ended December 31, 2022 and 2021, was derived from our audited financial statements included elsewhere in this Prospectus. The summary financial data as of September 30, 2023, and for the nine months ended September 30, 2023 and 2022, was derived from our unaudited interim financial statements included elsewhere in this Prospectus. The summary financial data in this section is not intended to replace the financial statements and is qualified in its entirety by the financial statements and related notes included elsewhere in this Prospectus.

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
Statement of Operations Data:	2023	2022	2022	2021
	(unaudited)	(unaudited)
Revenue	$196,262	$257,238	$320,719	$—
Cost of goods sold	173,578	176,010	248,426	—
Total operating expenses	736,378	886,933	1,290,165	425,688
Total other (expense) income	(6,196)	(263,046)	(268,702)	(3,399,985)
Net Income (Loss)	$(719,890)	$(1,068,751)	$(1,486,574)	$(3,825,673)
Net Income (Loss) per Common Share, Basic	$(0.00)	$(0.00)	$(0.00)	$(0.01)
Net Income (Loss) per Common Share, Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.01)
Weighted Average Number of Shares Outstanding, Basic	1,461,616,601	1,435,343,158	1,461,965,506	700,895,412
Weighted Average Number of Shares Outstanding, Diluted	1,461,616,601	1,435,343,158	1,461,965,506	700,895,412

	As of
Balance Sheet Data:	September 30, 2023	December 31, 2022	December 31, 2021
	(unaudited)
Cash	$904,363	$1,841,988	$3,383,568
Working Capital	1,646,311	2,435,557	2,503,561
Total Assets	2,267,698	3,360,900	3,498,629
Total Liabilities	279,050	652,362	880,007
Additional Paid-In Capital	13,749,052	13,751,052	11,865,439
Accumulated Deficit	(13,134,811)	(12,414,921)	(10,391,615)
Total Stockholders’ Equity	$1,988,648	$2,708,538	$2,618,622

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risks before investing in our securities. If any of the following risks actually occur, as well as other risks not currently known to us or that we currently consider immaterial, our business, operating results and financial condition could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Special Information Regarding Forward-Looking Statements

Some of the statements in this Prospectus are “forward-looking statements”. These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth herein under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments.

Risks Related to Our Business and Industry

The report of our independent auditors on our financial statements for the year ended December 31, 2022, indicates uncertainty concerning our ability to continue as a going concern and this may impair our ability to raise capital to fund our business.

The report of our independent auditors indicates uncertainty concerning our ability to continue as a going concern and this may impair our ability to raise capital to fund our business. In its opinion on our financial statements for the year ended December 31, 2022, our independent auditors raised substantial doubt about our ability to continue as a going concern. We cannot assure you that this will not impair our ability to raise capital on attractive terms. Additionally, we cannot assure you that we will ever achieve significant revenues and therefore remain a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our company had an accumulated deficit of $12,414,921 at December 31, 2022, and a net loss of $1,486,574 and net cash used in operating activities of $2,234,058 for the year ended December 31, 2022. We had an accumulated deficit of $13,134,811 (unaudited) at September 30, 2023, and a net loss of $719,890 (unaudited) and net cash used in operating activities of $617,739 (unaudited) for the nine months ended September 30, 2023. Our ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of our contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for us to continue operations. These conditions and the ability to successfully resolve these factors over the next twelve months raise substantial doubt about our ability to continue as a going concern.

If we are unable to raise enough capital in this offering or obtain additional financing, we may not be able to fulfill our business plan.

At September 30, 2023, we had $904,363 (unaudited) cash on hand. Our entire business plan, including our ability to obtain FDA approval of our DeltaWave CPAP device and to conduct manufacturing, marketing, generate sales and further develop products, are entirely dependent upon adequate financing. Should we fail to obtain adequate financing: (a) our financial condition will be negatively affected; (b) we will be unable to conduct the essential aspects of our business plan, including marketing; (c) investments in our common stock will be negatively impacted; (d) we will be forced to liquidate our business and file for bankruptcy protection.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent and, in some jurisdictions, during the pendency of a patent application. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market, which would have a material adverse effect on our business.

Our intellectual property may not protect our products, and/or our products may infringe on the intellectual property rights of third parties.

We rely on a combination of patents, trade secrets and non-disclosure agreements to protect our intellectual property. Our success depends, in part, on our ability to obtain and maintain U.S. and foreign patent protection for our products, their uses and our processes to preserve our trade secrets and to operate without infringing on the proprietary rights of third-parties. We have a number of pending patent applications, and we do not know whether any patents will issue from any of these applications. We do not know whether any of the claims in our issued patents or pending applications will provide us with any significant protection against competitive products or otherwise be commercially valuable. Legal standards regarding the validity of patents and the proper scope of their claims are still evolving, and there is no consistent law or policy regarding the valid breadth of claims. Additionally, there may be third-party patents, patent applications and other intellectual property relevant to our products and technology which are not known to us and that block or compete with our products. We face the risks that:

●	third-parties will infringe our intellectual property rights;

●	our non-disclosure agreements will be breached;

●	we will not have adequate remedies for infringement;

●	our trade secrets will become known to or independently developed by our competitors;

●	third-parties will be issued patents that may prevent the sale of our products or require us to license and pay fees or royalties in order for us to be able to market some of our products; or

●	third-parties may assert patents and other intellectual property rights against our suppliers, causing interruption in supply of components or other essential inputs.

Litigation may be necessary to enforce patents issued to us, to protect our proprietary rights, or to defend third-party claims that we have infringed on proprietary rights of others. If the outcome of any litigation or proceeding brought against us were adverse, we could be subject to significant liabilities to third-parties, could be required to obtain licenses from third-parties, could be forced to design around the patents at issue or could be required to cease sales of the affected products. A license may not be available at all or on commercially viable terms, and we may not be able to redesign our products to avoid infringement. Additionally, the laws regarding the enforceability of patents vary from country to country, and we cannot assure you that any patent issues we face will be uniformly resolved, or that local laws will provide us with consistent rights and benefits.

If additional physicians or other medical professionals do not adopt our DeltaWave device for any reason, including those listed above, our ability to execute our growth strategy will be impaired, and our business may be adversely affected.

In addition, patients may choose not to use our DeltaWave device if, among other potential reasons, their airway anatomy would not allow for effective treatment with DeltaWave device, they are worried about potential adverse effects of our DeltaWave device, such as infection, discomfort or they are unable to obtain adequate third-party coverage or reimbursement.

Our inability to compete successfully in our markets may harm our business.

The markets for our products, which encompass sleep and respiratory care products, are highly competitive and are characterized by frequent product improvements and evolving technology. Our ability to compete successfully depends, in part, on our ability to develop, manufacture and market innovative new products. The development of innovative new products by our competitors or the discovery of alternative treatments or potential cures for the conditions that our products treat could make our products noncompetitive or obsolete. Current competitors, new entrants, academics, and others are trying to develop new devices, alternative treatments or cures, and pharmaceutical solutions to the conditions our products treat.

Further, many of our competitors have greater financial, research and development, manufacturing and marketing resources than we do. Many of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages, such as:

●	greater name recognition and longer operating histories;

●	more comprehensive and varied products and services;

●	broader product offerings and market focus;

●	greater resources to develop technologies or make acquisitions;

●	more expansive intellectual property portfolios;

●	broader distribution and established relationships with distribution partners and customers;

●	greater customer support resources; and

●	substantially greater financial, technical, and other resources.

Given their larger size, greater resources, and existing customer relationships, our competitors may be able to compete and respond more effectively than we can to new or changing opportunities, technologies, standards, or customer requirements. Our competitors may also seek to extend or supplement their existing offerings to provide data security and data governance solutions that more closely compete with our offerings. Potential customers may also prefer to purchase, or incrementally add solutions, from their existing suppliers rather than a new or additional supplier regardless of product performance or features.

Consolidation in the health care industry could have an adverse effect on our revenues and results of operations.

The past several years have seen a trend towards consolidation in the healthcare industry and in the markets for our products. Industry consolidation could result in greater competition if our competitors combine their resources, if our competitors are acquired by other companies with greater resources than ours, or if our competitors become affiliated with customers of ours. This competition could increase pressure on us to reduce the selling prices of our products or could cause us to increase our spending on research and development and sales and marketing. If we are unable to develop innovative new products, maintain competitive pricing, and offer products that consumers perceive to be as good as those of our competitors, our sales and gross margins could decrease which would harm our business.

Many home health care dealers and out-of-hospital health providers are consolidating, which may result in greater concentration of purchasing power. As the health care industry consolidates, competition to provide goods and services to industry participants may become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for medical devices and components produced by us. If we are forced to reduce our prices because of consolidation in the health care industry, our revenues may decrease and our consolidated earnings, financial condition, and/or cash flows may suffer.

Our long-term growth depends on our ability to enhance our DeltaWave device, expand our indications and develop and commercialize additional products.

It is important to our business that we continue to enhance our DeltaWave device and develop and introduce new products. Developing products is expensive and time-consuming and could divert management’s attention away from our core business. The success of any new product offering or product enhancements to our DeltaWave device will depend on several factors, including our ability to:

●	properly identify and anticipate physician and patient needs;

●	develop and introduce new products and product enhancements in a timely manner;

●	avoid infringing upon the intellectual property rights of third-parties;

●	demonstrate, if required, the safety and efficacy of new products with data from preclinical studies and clinical trials;

●	obtain necessary regulatory clearances or approvals for expanded indications, new products or product modifications;

●	be fully FDA-compliant with marketing of new devices or modified products;

●	provide adequate training to potential users of our products;

●	receive adequate coverage and reimbursement for procedures performed with our products; and

●	develop an effective and dedicated sales and marketing team.

If we are not successful in expanding our indications and developing and commercializing new products and product enhancements, our ability to increase our revenue may be impaired, which could have a material adverse effect on our business, financial condition and results of operations.

Our financial results may fluctuate significantly and may not fully reflect the underlying performance of our business. Our quarterly and annual results of operations may vary significantly in the future, and period-to-period comparisons of our operating results may not be meaningful. Accordingly, the results of any one quarter or period should not be relied upon as an indication of future performance. Our quarterly and annual financial results may fluctuate as a result of a variety of factors, many of which are outside our control and, as a result, may not fully reflect the underlying performance of our business. One such factor includes seasonal variations in our sales.

Other factors that may cause fluctuations in our quarterly and annual results include:

●	patient and physician adoption of our DeltaWave device;

●	changes in coverage policies by third-party payors that affect the reimbursement of procedures using our products;

●	timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors;

●	unanticipated pricing pressure;

●	the hiring, retention and continued productivity of our sales representatives;

●	our ability to expand the geographic reach of our sales and marketing efforts;

●	our ability to obtain regulatory clearance or approval for any products in development or for our current products for additional indications or in additional countries outside the United States;

●	results of clinical research and trials on our existing products and products in development;

●	delays in receipt of anticipated purchase orders;

●	delays in, or failure of, component and raw material deliveries by our suppliers; and

●	positive or negative coverage in the media or clinical publications of our products or products of our competitors or our industry.

Because our quarterly and annual results may fluctuate, period-to-period comparisons may not be the best indication of the underlying results of our business and should only be relied upon as one factor in determining how our business is performing. These fluctuations may also increase the likelihood that we will not meet our forecasted performance, which could negatively affect the market price for our common stock.

Our results of operations could be materially harmed if we are unable to accurately forecast customer demand for our DeltaWave device and manage our inventory. To ensure adequate inventory supply, we must forecast inventory needs and place orders with our suppliers based on our estimates of future demand for our DeltaWave device. Our ability to accurately forecast demand for our DeltaWave device could be negatively affected by many factors, including our failure to accurately manage our expansion strategy, product introductions by competitors, an increase or decrease in customer demand for our DeltaWave device or for products of our competitors, our failure to accurately forecast customer acceptance of new products, unanticipated changes in general market conditions or regulatory matters and weakening of economic conditions or consumer confidence in future economic conditions. Inventory levels in excess of customer demand may result in inventory write-downs or write-offs, which would cause our gross margin to be adversely affected and could impair the strength of our brand. Conversely, if we underestimate customer demand for our DeltaWave device, our third-party contract manufacturers may not be able to deliver products to meet our requirements, and this could result in damage to our reputation and customer relationships. In addition, if we experience a significant increase in demand, additional supplies of raw materials or additional manufacturing capacity may not be available when required on terms that are acceptable to us, or at all, or suppliers or our third-party manufacturers may not be able to allocate sufficient capacity in order to meet our increased requirements, which could have an adverse effect on our ability to meet customer demand for our DeltaWave device and our results of operations.

We seek to maintain sufficient levels of inventory in order to protect ourselves from supply interruptions. As a result, we are subject to the risk that a portion of our inventory will become obsolete or expire, which could have a material adverse effect on our earnings and cash flows due to the resulting costs associated with the inventory impairment charges and costs required to replace such inventory.

We will rely on a limited number of third-party suppliers and contract manufacturers for the manufacture and assembly of our products, and a loss or degradation in performance of these suppliers and contract manufacturers could have a material adverse effect on our business, financial condition and results of operations.

We will rely on third-party suppliers and contract manufacturers for the raw materials and components used in our DeltaWave device and to manufacture and assemble our products. Any of our suppliers or our third-party contract manufacturers may be unwilling or unable to supply the necessary materials and components or manufacture and assemble our products reliably and at the levels we anticipate or that are required by the market. Our ability to supply our products commercially and to develop any future products depends, in part, on our ability to obtain these materials, components and products in accordance with regulatory requirements and in sufficient quantities for commercialization and clinical testing. Our manufacturers may decide in the future to discontinue or reduce the level of business they conduct with us. If we are required to change contract manufacturers due to any change in or termination of our relationships with these third parties, or if our manufacturers are unable to obtain the materials they need to produce our products at consistent prices or at all, we may lose sales, experience manufacturing or other delays, incur increased costs or otherwise experience impairment to our customer relationships. We cannot guarantee that we will be able to establish alternative relationships on similar terms, without delay or at all.

Establishing additional or replacement suppliers for any of these materials, components or services, if required, could be time-consuming and expensive, may result in interruptions in our operations and product delivery, may affect the performance specifications of our DeltaWave device or could require that we modify its design. Even if we are able to find replacement suppliers or third-party contract manufacturers, we will be required to verify that the new supplier or third-party manufacturer maintains facilities, procedures and operations that comply with our quality expectations and applicable regulatory requirements. Furthermore, our contract manufacturers could require us to move to another one of their production facilities or use alternative materials or components. Any of these events could require that we obtain a new regulatory authority approval before we implement the change, which could result in further delay and which may not be obtained at all. While we seek to maintain sufficient levels of inventory as discussed above, those inventories may not fully protect us from supply interruptions.

If our third-party suppliers fail to deliver the required commercial quantities of materials on a timely basis and at commercially reasonable prices, and we are unable to find one or more replacement suppliers capable of production at a substantially equivalent cost in substantially equivalent volumes and quality on a timely basis, the continued commercialization of our DeltaWave device, the supply of our products to customers and the development of any future products will be delayed, limited or prevented, which could have material adverse effect on our business, financial condition and results of operations.

We have limited experience marketing and selling our DeltaWave device, and if we are unable to expand, manage and maintain our direct sales and marketing organization we may not be able to generate revenue growth.

We have not commenced sales of our DeltaWave device and as a result, we have no experience in marketing and selling our DeltaWave device. We intend to sell our DeltaWave device through a direct sales force that targets ENT physicians and sleep centers in the United States and Europe, and also utilize various direct-to-patient marketing initiatives, including paid search, radio, social media and online videos. Our operating results will be directly dependent upon the efforts of these employees. If our direct sales force fails to adequately promote, market and sell our DeltaWave device and obtain reimbursement for it, our revenue may be adversely affected.

In order to generate revenue, we plan to engage a direct sales organization. This may require us to split or adjust sales territories, which may adversely affect our ability to retain customers in those territories. Additionally, our future success will depend largely on our ability to continue to hire, train, retain and motivate skilled sales and reimbursement personnel with significant industry experience and technical knowledge of sleep apnea devices and related products. Because the competition for their services is high, we cannot assure you we will be able to hire and retain additional personnel on favorable or commercially reasonable terms, if at all. Failure to hire or retain qualified sales and reimbursement personnel would prevent us from expanding our business and generating revenue. If we are unable to expand our sales and marketing capabilities, we would be unable to effectively commercialize our DeltaWave device, which could have an adverse effect on our business, financial condition and results of operations.

Our ability to maintain our competitive position depends on our ability to retain senior management and other highly qualified personnel.

We are highly dependent upon our sole officer and director, Thomas J. Wood. The replacement of Mr. Wood would involve significant time and costs and may significantly delay or prevent the achievement of our business objectives and could therefore have an adverse effect on our business. In addition, we do not carry any “key person” insurance policies that could offset potential loss of service under applicable circumstances.

If we fail to attract, develop and retain key employees our business may suffer.

Our ability to compete effectively depends on our ability to attract and retain key employees, including people in senior management, sales, marketing, technology, and research and development positions. Competition for top talent in the healthcare, technology and SaaS industries can be intense. Our ability to recruit and retain such talent will depend on a number of factors, including hiring practices of our competitors, compensation and benefits, work location, work environment and industry economic conditions. If we cannot effectively recruit, develop and retain qualified employees to drive our strategic goals, our business could suffer.

Our products are the subject of clinical trials conducted by us, our competitors, or other third parties, the results of which may be unfavorable, or perceived as unfavorable, and could have a material adverse effect on our business, financial condition, and results of operations.

As a part of the regulatory process to obtain marketing clearance for new products and new indications for existing products, or for other reasons, we conduct and participate in numerous clinical trials with a variety of study designs, patient populations, and trial endpoints. We, our competitors, or other third parties may also conduct clinical trials involving our commercially marketed products. The results of clinical trials may be unfavorable or inconsistent with previous findings, or could identify safety signals associated with our products. Current or future clinical trials may not meet primary endpoints, may reveal disadvantages of our products and solutions for various markets we address, or could generate unfavorable or inconsistent clinical data. Clinical data, or the market’s or regulatory bodies’ perception of the clinical data, may adversely impact our ability to obtain product clearances or approvals, and our position in, and share of, the markets in which we participate. Moreover, if these clinical trials identify serious safety issues associated with our marketed products, potentially adverse consequences could result, including that regulatory authorities could withdraw clearances or approvals of our products, we could be required to halt the marketing and sales of our products or recall our products, we could be required to update our product labeling with additional warnings, we could be sued and held liable for harm caused to patients, and our reputation may suffer. Any of these could have a material adverse impact on our business, financial condition, and results of operations.

We are subject to potential product liability claims that may exceed the scope and amount of our insurance coverage, which would expose us to liability for uninsured claims.

We are subject to potential product liability claims as a result of the design, manufacture and marketing of medical devices. Any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates. In addition, we would have to pay any amount awarded by a court in excess of our policy limits. Our insurance policies have various exclusions, and thus we may be subject to a product liability claim for which we have no insurance coverage, in which case, we may have to pay the entire amount of any award. We cannot assure you that our insurance coverage will be adequate or that all claims brought against us will be covered by our insurance and we cannot assure you that we will be able to obtain insurance in the future on terms acceptable to us or at all. A successful product liability claim brought against us in excess of our insurance coverage, if any, may require us to pay substantial amounts, which could harm our business. We may also be affected by the product recalls and other risks associated with the products of our competitors if customers and patients are uncertain if issues affecting our competitors may also affect us.

We bear the risk of warranty claims on our DeltaWave device.

We bear the risk of warranty claims on our DeltaWave device. We may not be successful in claiming recovery under any warranty or indemnity provided to us by our suppliers or vendors in the event of a successful warranty claim against us by a customer or that any recovery from such vendor or supplier would be adequate. In addition, warranty claims brought by our customers related to third-party components may arise after our ability to bring corresponding warranty claims against such suppliers expires, which could result in costs to us.

We may need substantial additional funding beyond our existing cash resources and the proceeds from this offering and may be unable to raise capital when needed, which could force us to delay or reduce our commercialization efforts or product development programs.

We believe that the net proceeds from this offering will be sufficient to meet our capital requirements and fund our operations for at least 12 months. However, we have based these estimates on assumptions that may prove to be incorrect, and we could spend our available financial resources much faster than we currently expect. Any future funding requirements will depend on many factors, including:

●	patient, physician and market acceptance of our DeltaWave device;
●	the cost of filing and prosecuting patent applications and defending and enforcing our patent or other intellectual property rights;
●	the cost of defending, in litigation or otherwise, any claims that we infringe third-party patents or other intellectual property rights;
●	the cost and timing of additional regulatory clearances or approvals;
●	the cost and timing of establishing additional sales and marketing capabilities;
●	costs associated with any product recall that may occur;
●	the effect of competing technological and market developments;
●	the extent to which we acquire or invest in products, technologies and businesses, although we currently have no commitments or agreements relating to any of these types of transactions; and
●	the costs of operating as a public company.

Any additional equity or debt financing that we raise may contain terms that are not favorable to us or our stockholders. If we raise additional funds by selling additional shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock after this offering (including through the exercise by the underwriters of their option to purchase additional shares of our common stock), the issuance of such securities will result in dilution to our stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible into or exercisable or exchangeable for shares of our common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. Furthermore, investors purchasing any securities we may issue in the future may have rights superior to your rights as a holder of our common stock.

In addition, any future debt financing into which we enter may impose upon us covenants that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our common stock, make certain investments and engage in certain merger, consolidation or asset sale transactions. If we raise additional funds through collaboration and licensing arrangements with third-parties, it may be necessary to relinquish some rights to our technologies or our products, or grant licenses on terms that are not favorable to us.

Furthermore, we cannot be certain that additional funding will be available on acceptable terms, if at all. If we do not have, or are not able to obtain, sufficient funds, we may have to delay development or commercialization of our products or license to third-parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. We also may have to reduce marketing, customer support or other resources devoted to our products or cease operations. Any of these factors could harm our business, financial condition and results of operations.

If we cannot attract customers, we will not generate revenues and our business will fail.

As of the date of this Prospectus, we have generated limited revenue. If our business fails, you will lose all or part of your investment.

We may encounter difficulties managing our planned growth, which would adversely affect our business and could result in increasing costs as well as a decrease in our stock price.

We intend to establish a customer base and develop new products for them. To manage our anticipated growth, we must continue to improve our operational and financial systems and expand, train, retain and manage our employee base to meet new opportunities. Because of the registration of our securities, we are subject to reporting and disclosure obligations, and we anticipate that we will hire additional finance and administrative personnel to address these obligations. In addition, the anticipated growth of our business will place a significant strain on our existing managerial and financial resources. If we cannot effectively manage our growth, our business may be harmed.

Because we do not have an audit committee, shareholders will have to rely on the directors, who are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. These functions are performed by the board of directors as a whole. The members of the Board of Directors are not independent directors. Thus, there is a potential conflict in that the board members are also engaged in management and participate in decisions concerning management compensation and audit issues that may affect management performance.

Due to his ownership of Series C Preferred Stock, our Chief Executive Officer has voting rights equal to 81% of the voting rights held by all of our outstanding capital stock, giving him substantial control over our business and affairs and creating actual or potential conflicts of interests between his interests and the interests of the shareholders.

Our Chief Executive Officer, Thomas Wood, holds 5,000,000 shares of our Series C Preferred Stock. Because the Series C Preferred Stock has voting rights equal to 81% of the voting rights held by all of our outstanding capital stock, he has voting control over any matter to be voted upon by the shareholders of the Company, allowing him to exercise substantial control over our business and affairs. The Series C Preferred Stock also gives Mr. Wood the right to appoint a majority of our Board of Directors. Moreover, his ownership of the Series C Preferred Stock creates the potential for conflicts of interest between his interests and the interests of the shareholders holding junior shares, including those holding common shares.

Our Articles of Incorporation and Bylaws and certain provisions of Nevada law make it more difficult for a third party to acquire us and make a takeover more difficult to complete, even if such a transaction were in the stockholders’ interest.

Our Articles of Incorporation and Bylaws and certain provisions of Nevada State law could have the effect of making it more difficult or more expensive for a third party to acquire, or from discouraging a third party from attempting to acquire, control of the Company, even when these attempts may be in the best interests of our stockholders. In general, a public Nevada corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, fifteen percent (15%) or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Limitations of director liability and indemnification of directors, officers and employees.

Our Articles of Incorporation limit the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to us or our stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the Nevada Revised Statutes; or

●	transactions for which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. Our corporate bylaws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. We believe that these bylaw provisions are necessary to attract and retain qualified persons as directors and officers. The limitation of liability in our Articles of Incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Our business is subject to the risks of fire, power outages, floods, earthquakes and other catastrophic events, and to interruption by manmade problems such as terrorism.

A significant natural disaster, such as a fire, flood or an earthquake, or a significant power outage could have a material adverse impact on our business, results of operations and financial condition. Further, if a natural disaster occurs in a region from which we derive a significant portion of our revenue, customers in that region may delay or forego purchases of our products, which may materially and adversely impact our results of operations for a particular period. In addition, acts of terrorism could cause disruptions in our business or the business of channel partners, customers or the economy as a whole. All of the aforementioned risks may be exacerbated if the disaster recovery plans for us and our suppliers partners prove to be inadequate. To the extent that any of the above results in delays or cancellations of customer orders, or the delay in the manufacture, deployment or shipment of our products, our business, financial condition and results of operations would be adversely affected.

We anticipate that our operations will continue to increase in complexity as we grow, which will add additional challenges to the management of our business in the future.

We expect that our business will grow as we execute on our business plan, and that as we grow our operations will increase in complexity. To effectively manage this growth, we have made and continue to make substantial investments to improve our operational, financial and management controls as well as our reporting systems and procedures. Further, as our customer base grows, we will need to expand our professional services and other personnel. We also will need to effectively manage our direct and indirect sales processes as the number and type of our sales personnel and channel partners grows and becomes more complex, and as we expand into foreign markets. If we are unable to effectively manage the increasing complexity of our business and operations, the quality of our products and customer service could suffer, and we may not be able to adequately address competitive challenges. These factors could all negatively impact our business, operations, operating results, and financial condition.

Adverse economic conditions may negatively impact our business.

Our business depends on the overall economic health of our prospective customers. Any significant weakening of the economy in the United States or Europe, or of the global economy, more limited availability of credit, a reduction in business confidence and activity, decreased government spending, economic uncertainty and other difficulties may affect one or more of the sectors or countries in which we sell our solutions. Global economic and political uncertainty may cause some of our customers or potential customers to curtail spending generally or medical needs, and may ultimately result in new regulatory and cost challenges to our operations. In addition, a strong dollar could reduce demand for our products in countries with relatively weaker currencies. These adverse conditions could result in reductions in sales of our solutions, longer sales cycles, slower adoption of new technologies and increased price competition. Any of these events could have an adverse effect on our business, operating results and financial position.

Risks Related to Manufacturing, IT Systems, Commercial Operations and Plans for Future Growth

Disruptions in the supply of components from our suppliers could result in a significant reduction in sales and profitability.

We purchase components from various suppliers. Disruptions to our suppliers, including disruptions in connection with COVID-19 and its variants, may limit our ability to manufacture our devices in a timely or cost-effective manner, which could result in a significant reduction in sales and profitability. We cannot assure you that a replacement supplier would be able to configure its components for our devices on a timely basis or, in the alternative, that we would be able to reconfigure our devices to integrate the replacement part. A reduction, delay or halt in supply while a replacement supplier reconfigures its components, or while we reconfigure our devices for the replacement part, would limit our ability to manufacture our devices in a timely or cost-effective manner, which could result in a significant reduction in sales and profitability. We cannot assure you that our inventories would be adequate to meet our production needs during any prolonged interruption of supply.

A global supply shortage of semiconductors and electronic components is having wide-ranging effects across multiple industries. High demand and shortages of supply have adversely affected and could materially adversely affect our ability to obtain sufficient quantities of electronic components on commercially reasonable terms or at all. In order to secure such necessary components, we may be obligated to purchase them at prices that are higher than those available in the current market and/or may incur significant price increases from these suppliers in the future. In addition, we may be required to commit to greater purchase volumes and/or make prepayments to our suppliers. Extended lead times and decreased availability of key components may also cause an adverse effect on our financial condition or results of operations. Delays in our ability to produce and deliver our devices could cause our customers to purchase alternative products from our competitors.

Additionally, increases in product demand, including in response to a product recall by one of our competitors, Philips, have resulted and could continue to result in shipment delays, higher costs for materials and components, and increased expenditures for freight and other expenses, which have and could continue to negatively impact our profit margins. If supply constraints continue, our ability to meet demand and our corresponding ability to sell affected products may be materially reduced. We have and may continue to be required to allocate or prioritize orders for our devices, and our failure to timely deliver desirable products to meet demand may harm relationships with our customers.

We are increasingly dependent on information technology systems and infrastructure.

Our technology systems are potentially vulnerable to breakdown or other interruption by fire, power loss, system malfunction, unauthorized access and other events. Likewise, data privacy breaches by employees and others with both permitted and unauthorized access to our systems may pose a risk that sensitive data may be exposed to unauthorized persons or to the public, or may be permanently lost. While we have invested in the protection of data and information technology and in related training, there can be no assurance that our efforts will prevent significant breakdowns, breaches in our systems or other cyber incidents that could have a material adverse effect upon the reputation, business, operations or financial condition of the company. In addition, significant implementation issues may arise as we continue to consolidate and outsource certain computer operations and application support activities.

Actual or attempted breaches of security, unauthorized disclosure of information, denial of service attacks or the perception that personal and/or other sensitive or confidential information in our possession is not secure, could result in a material loss of business, substantial legal liability or significant harm to our reputation.

Despite the implementation of security measures, our internal computer and information technology systems and those of our vendors and customers are vulnerable to attack and damage from computer viruses, malware, denial of service attacks, unauthorized access, or other harm, including from threat actors seeking to cause disruption to our business. We face risks related to the protection of information that we maintain—or engage a third-party to maintain on our behalf—including unauthorized access, acquisition, use, disclosure, or modification of such information. Cyberattacks are increasing in their frequency, sophistication and intensity and have become increasingly difficult to detect. Cyberattacks could include the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information. A material cyberattack or security incident could cause interruptions in our operations and could result in a material disruption of our business operations, damage to our reputation, financial condition, results of operations, cash flows and prospects.

We plan on receiving, collecting, processing, using, and storing a large amount of information from our clients, our patients and our own employees, including personal information, protected health and other sensitive and confidential information. This data will often be accessed by us through transmissions over public and private networks, including the Internet. The secure transmission of such information over the Internet and other mechanisms is essential to maintain confidence in our information technology systems. We have implemented security measures, technical controls and contractual precautions designed to identify, detect and prevent unauthorized access, alteration, use or disclosure of our clients’, patients’ and employees’ data. However, the techniques used in these attacks change frequently and may be difficult to detect for periods of time and we may face difficulties in anticipating and implementing adequate preventative measures. We may face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Beyond external criminal activity, systems that access or control access to our services and databases may be compromised as a result of human error, fraud or malice on the part of employees or third parties, or may result from accidental technological failure. Because the techniques used to circumvent security systems can be highly sophisticated and change frequently, often are not recognized until launched against a target and may originate from less regulated and remote areas around the world, we may be unable to proactively address all possible techniques or implement adequate preventive measures for all situations.

If someone is able to circumvent or breach our security systems, they could steal any information located therein or cause serious and potentially long lasting disruption to our operations. Security breaches or attempts thereof could also damage our reputation and expose us to a risk of monetary loss and/or litigation, fines and sanctions. We also face risks associated with security breaches affecting third parties that conduct business with us or our clients and others who interact with our data. While we maintain insurance that covers certain security incidents, we may not carry appropriate insurance or maintain sufficient coverage to compensate for all potential liability.

We are subject to diverse laws and regulations relating to data privacy and security, including HIPAA and European data privacy laws. Complying with these numerous and complex regulations is expensive and difficult, and failure to comply with these regulations could result in regulatory scrutiny, fines, civil liability or damage to our reputation. In addition, any security breach or attempt thereof could result in liability for stolen assets or information, additional costs associated with repairing any system damage, incentives offered to clients or other business partners to maintain business relationships after a breach, and implementation of measures to prevent future breaches, including organizational changes, deployment of additional personnel and protection technologies, employee training and engagement of third-party experts and consultants. Additionally, the costs incurred to remediate any data security or privacy incident could be substantial.

We cannot assure you that any of our third-party service providers with access to our, or our clients, patients and/or employees’ personally identifiable and other sensitive or confidential information will maintain appropriate policies and practices regarding data privacy and security in compliance with all applicable laws or that they will not experience data security breaches or attempts thereof, which could have a corresponding effect on our business.

Our business depends on our ability to market effectively to dealers of home healthcare products and sleep clinics.

We plan to market our products primarily to home healthcare dealers and to sleep clinics that diagnose OSA and other sleep disorders, as well as to non-sleep specialist physician practices that diagnose and treat sleep disorders. We believe that these groups play a significant role in determining which brand of product a patient will use. The success of our business depends on our ability to market effectively to these groups to ensure that our products are properly marketed and sold by these third-parties.

We have limited resources to market to the sleep clinics, home healthcare dealer branch locations and to the non-sleep specialists, most of whom use, sell or recommend several brands of products. In addition, home healthcare dealers have experienced price pressures as government and third-party reimbursement has declined for home healthcare products, and home healthcare dealers are requiring price discounts and longer periods of time to pay for products purchased from us. We cannot assure you that physicians will continue to prescribe our products, or that home healthcare dealers or patients will not substitute competing products when a prescription specifying our products has been written.

If we are unable to support our planned growth, our business could suffer.

As we continue to grow, the complexity of our operations increases, placing greater demands on our management. Our ability to manage our growth effectively depends on our ability to implement and improve our financial and management information systems on a timely basis and to effect other changes in our business including the ability to monitor and improve manufacturing systems, information technology, and quality and regulatory compliance systems, among others. Unexpected difficulties during expansion, the failure to attract and retain qualified employees, the failure to successfully replace or upgrade our management information systems, the failure to manage costs or our inability to respond effectively to growth or plan for future expansion could cause our growth to stop. If we fail to manage our growth effectively and efficiently, our costs could increase faster than our revenues and our business results could suffer.

Climate change and related natural disasters, or other events beyond our control, could negatively impact our business operations and financial condition.

Natural disasters and other business disruptions could adversely affect our business and financial condition, and global climate change could result in certain types of natural disasters occurring more frequently or with more intense effects. The impacts of climate change may include physical risks (such as frequency and severity of extreme weather conditions), social and human effects (such as population dislocations or harm to health and well-being), compliance costs and transition risks, shifts in market trends and other adverse effects. Such impacts may disrupt parties in our supply chain, our customers, and our operations. For example, if a natural disaster strikes our manufacturing facilities, we will be unable to manufacture our products for a substantial amount of time and our sales and profitability will decline. Our facilities and the manufacturing equipment we use to produce our products would be costly to replace and could require substantial lead-time to repair or replace. In the event our facilities were affected by natural or man-made disasters, we could be forced to rely on third-party manufacturers. Although we believe we possess adequate insurance for the disruption of our business from causalities, such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

In addition, the increasing concern over climate change has resulted and may continue to result in more legal and regulatory requirements designed to mitigate the effects of climate change on the environment, including regulating greenhouse gas emissions, alternative energy policies and sustainability initiatives. If such laws or regulations are more stringent than current legal or regulatory requirements, we may experience increased compliance burdens and costs to meet the regulatory obligations. Further, there may be increasing scrutiny and changing expectations from the market and other stakeholders with respect to Environmental, Social and Governance (ESG) practices. Any such regulatory changes or increased market expectations could also have a significant effect on our operating and financial decisions, including those involving capital expenditures to reduce emissions and comply with other regulatory requirements or stakeholder expectations.

An escalation of the current war in Ukraine, generalized conflict in Europe, or the emergence of conflict elsewhere, may adversely affect our business.

An escalation of the current war in Ukraine, generalized conflict in Europe, or the emergence of conflict elsewhere may adversely affect our business if the U.S. capital markets become risk averse for a prolonged period of time, and/or there is a general slowdown in the global economy.

Risks Related to Government Regulation

Healthcare reform may have a material adverse effect on our industry and our results of operations.

In March 2010, the ACA was signed into law in the United States. The ACA made changes that significantly impacted the healthcare industry, including medical device manufacturers. One of the principal purposes of the ACA was to expand health insurance coverage to millions of Americans who were uninsured. The ACA required adults not covered by an employer or government-sponsored insurance plan to maintain health insurance coverage or pay a penalty, a provision commonly referred to as the individual mandate.

Other federal legislative changes have been proposed and adopted since the ACA was enacted. These changes included an aggregate reduction in Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013. The CARES Act, which was signed into law in March 2020 and subsequently amended, suspended the payment reductions from May 1, 2020 through December 31, 2020, and extended the sequester by one additional year, through 2030. In addition, on January 2, 2013, the American Taxpayer Relief Act of 2012, was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

The full impact on our business of the ACA and other new laws is uncertain. Nor is it clear whether other legislative changes will be adopted, if any, or how such changes would affect the demand for our products. Future actions by the administration and the U.S. Congress including, but not limited to, repeal or replacement of the ACA could have a material adverse impact on our results of operations or financial condition. Additionally, all or a portion of the ACA and related subsequent legislation may be modified, repealed or otherwise invalidated through other judicial challenge.

On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace, which began on February 15, 2021 and remained open through August 15, 2021. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal or replace the ACA will impact the ACA or our business.

Various healthcare reform proposals have also emerged at the state level within the United States. The ACA as well as other federal and/or state healthcare reform measures that may be adopted in the future, singularly or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

Government and private insurance plans may not adequately reimburse our customers for our products, which could result in reductions in sales or selling prices for our products.

Our ability to sell our products may depend in large part on the extent to which coverage and adequate reimbursement for our products will be available from government health administration authorities, private health insurers and other organizations. These third-party payers are increasingly challenging the prices charged for medical products and services and can, without notice, deny coverage for our products or treatments that may include the use of our products. Therefore, even if a product is approved for marketing, we cannot make assurances that coverage and reimbursement will be available for the product, that the reimbursement amount will be adequate or that the reimbursement amount, even if initially adequate, will not be subsequently reduced. For example, in some markets, such as Spain, France and Germany, government coverage and reimbursement are currently available for the purchase or rental of our products but are subject to constraints such as price controls or unit sales limitations. In other markets, such as Australia, there is currently limited or no reimbursement for devices that treat sleep apnea conditions. As we continue to develop new products, those products will generally not qualify for coverage and reimbursement until they are approved for marketing, if at all.

In the United States, we plan to sell our products primarily to home healthcare dealers, hospitals and sleep clinics. Reductions in reimbursement to our customers by third-party payers, if they occur, may have a material impact on our customers and, therefore, may indirectly affect our pricing and sales to, or the collectability of receivables we have from, those customers. A development negatively affecting reimbursement stems from the Medicare competitive bidding program mandated by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA). Under the program, our customers who provide DME must compete to offer products in designated competitive bidding areas, or CBAs. In addition, under the ACA, in 2016, Centers for Medicare & Medicaid Services (CMS) adjusted the prices in non-competitive bidding areas to match competitive bidding prices. CMS phased in the new rates beginning January 1, 2016, and were fully effective July 1, 2016. This program has significantly reduced the Medicare reimbursement to our customers compared with reimbursement in 2011, at the beginning of the program. The 21st Century Cures Act retroactively adjusted rates in non-bid areas to allow for the higher phase-in rates to be paid for items furnished between July 1, 2016 and December 31, 2016, rather than the lower fully-adjusted rates. Rules issued by CMS in 2018 resumed the higher phase-in rates in rural and non-contiguous non-competitive bidding areas for items furnished between June 1, 2018 and December 31, 2020. Pursuant to the CARES Act, these higher phase-in rates were extended through December 31, 2020, or through the end of the COVID-19 public health emergency, and were implemented in areas other than rural areas and noncontiguous areas for the same period. On March 7, 2019, CMS announced it would initiate a new round of competitive bidding, named Round 2021, with contracts effective on January 1, 2021 through December 31, 2023. In addition to adopting new bidding processes, CMS expanded the product categories included in competitive bidding to include non-invasive ventilators. However, due to the COVID-19 pandemic, CMS removed non-invasive ventilators from Round 2021 of the DMEPOS Competitive Bidding Program. CPAP, and respiratory assist devices, and related supplies and accessories, which had been included in prior rounds of competitive bidding, were included in the 15 remaining product categories that were bid for in Round 2021. However, CMS did not award competitive bidding contracts for any product categories other than OTS back and knee braces. Payment for items where contracts were not awarded – including CPAP and respiratory assist devices – will be based on adjusted fee schedule amounts. At this time, we cannot predict the full impact the competitive bidding program and the developments in the competitive bidding program will have on our business and financial condition. If changes are made to this program in the future, it could affect amounts being recovered by our customers.

With respect to Medicare reimbursement, the Protecting Medicare and American Farmers From Sequester Cuts Act was signed into law Dec 10, 2021. The law extended the 2% Medicare sequester moratorium through March 31, 2022, adjusted the sequester to 1% between April 1, 2022, and June 30, 2022 and reinstated the full 2% sequestration cut beginning July 1, 2022. The reduction in payment to healthcare providers is to the calculated Medicare payment after the approved amount is determined, and the deductible and coinsurance are applied, and not the 20% coinsurance owed by the patient. Further, the law eliminated the potential for an additional 4% Medicare sequester in 2022 due to statutory pay-as-you-go (PAYGO) requirement for one year. The Protecting Medicare and American Farmers from Sequester Cuts Act deferred the impact to 2023. Subsequently, the Consolidated Appropriations Act, 2023, deferred the impact of legislation estimated to impact the deficit under PAYGO. Without related congressional action, reductions to Medicare under PAYGO could occur in 2025.

In addition, our products are the subject of periodic studies by third party agencies, including the Agency for Healthcare Research and Quality in the United States, intended to review the comparative effectiveness of different treatments of the same illness. Although the results of comparative effectiveness studies are not intended to mandate any reimbursement policies for public or private payers, it is not clear what, if any, effect such research will have on the sales of our products. Decreases in third-party reimbursement for our products or a decision by a third-party payer to not cover our products as a result of a third-party study could have a material adverse effect on our sales, results of operations and financial condition.

Our products are subject to extensive government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business.

We and our products are subject to extensive regulation in the United States and elsewhere, including by the FDA and its foreign counterparts. The FDA and foreign regulatory agencies regulate, among other things, with respect to medical devices: design, development and manufacturing; testing, labeling, content and language of instructions for use and storage; clinical trials; product safety; establishment registration and device listing; marketing, sales and distribution; pre-market clearance and approval; record keeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; post-market approval studies; and product import and export.

The regulations to which we are subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales. The FDA enforces these regulatory requirements through periodic unannounced inspections. We do not know whether we will pass any future FDA inspections. Failure to comply with applicable regulations could jeopardize our ability to sell our products and result in enforcement actions such as: warning letters; fines; injunctions; civil penalties; termination of distribution; recalls or seizures of products; delays in the introduction of products into the market; total or partial suspension of production; refusal to grant future clearances or approvals; withdrawals or suspensions of current approvals, resulting in prohibitions on sales of our products; and in the most serious cases, criminal penalties.

We may not receive the necessary clearances or approvals for our future products or expanded indications, and failure to timely obtain necessary clearances or approvals for our future products or expanded indications would adversely affect our ability to grow our business.

An element of our strategy is to continue to upgrade our products, add new features and expand the indications and uses for our current products. In the United States, before we can market a new medical device, or a new use of, new claim for or significant modification to an existing product, we must first receive either clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the FDCA, or approval of a pre-market approval application, or PMA, from the FDA, unless an exemption applies. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally-marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence. In the process of obtaining PMA approval, which was required for our DeltaWave device, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices.

Modifications to products that are approved through a PMA application generally require FDA approval. Similarly, certain modifications made to products cleared through a 510(k) may require a new 510(k) clearance. Both the PMA approval and the 510(k) clearance process can be expensive, lengthy and uncertain. The FDA’s 510(k) clearance process usually takes from three to 12 months but can last longer. The process of obtaining a PMA is much more costly and uncertain than the 510(k) clearance process and generally takes from one to three years, or even longer, from the time the application is filed with the FDA. In addition, a PMA generally requires the performance of one or more clinical trials. Despite the time, effort and cost, a device may not be approved or cleared by the FDA. Any delay or failure to obtain necessary regulatory approvals could harm our business. Furthermore, even if we are granted regulatory clearances or approvals, they may include significant limitations on the indicated uses for the device, which may limit the market for the device.

In the United States, we obtained approval of our DeltaWave device through the PMA pathway in June 2008. Any modification to the DeltaWave device that has not been previously approved may require us to submit a new PMA or PMA supplement and obtain FDA approval prior to implementing the change. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to existing products than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business.

The FDA can delay, limit or deny clearance or approval of a device for many reasons, including:

●	our inability to demonstrate to the satisfaction of the FDA or the applicable regulatory entity or notified body that our products are safe or effective for their intended uses;
●

the disagreement of the FDA or the applicable foreign regulatory body with the design or implementation of our clinical trials or the interpretation of data from pre-clinical studies or clinical trials;

●	serious and unexpected adverse device effects experienced by participants in our clinical trials;
●	the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required;
●	our inability to demonstrate that the clinical and other benefits of the device outweigh the risks;
●	the manufacturing process or facilities we use may not meet applicable requirements; and
●

the potential for approval policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data or regulatory filings insufficient for clearance or approval.

In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our future products under development or impact our ability to modify our currently cleared products on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain new approvals, increase the costs of compliance or restrict our ability to maintain our current approval. For example, as part of the Food and Drug Administration Safety and Innovation Act, or FDASIA, enacted in 2012, Congress reauthorized the Medical Device User Fee Amendments with various FDA performance goal commitments and enacted several “Medical Device Regulatory Improvements” and miscellaneous reforms, which are further intended to clarify and improve medical device regulation both pre- and post-clearance and approval. Some of these proposals and reforms could impose additional regulatory requirements upon us that could delay our ability to obtain new approvals, increase the costs of compliance or restrict our ability to maintain our current approval.

In order to sell our products in member countries of the European Economic Area (EEA) our products must comply with the essential requirements of the European Union Medical Devices Directive (Council Directive 93/42/EEC) and the Active Implantable Medical Devices Directive (Council Directive 90/385/EEC). Compliance with these requirements is a prerequisite to be able to affix the Conformité Européene, or CE, mark to our products, without which they cannot be sold or marketed in the EEA. To demonstrate compliance with the essential requirements we must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can issue an EC Declaration of Conformity based on a self-assessment of the conformity of its products with the essential requirements of the European Union Medical Devices Directive, a conformity assessment procedure requires the intervention of an organization accredited by a member state of the EEA to conduct conformity assessments, or a Notified Body. Depending on the relevant conformity assessment procedure, the Notified Body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. The Notified Body issues a certificate of conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements. This certificate entitles the manufacturer to affix the CE mark to its medical devices after having prepared and signed a related EC Declaration of Conformity.

As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. If we fail to remain in compliance with applicable European laws and directives, we would be unable to continue to affix the CE mark to our products, which would prevent us from selling them within the EEA.

Modifications to our products may require us to obtain new PMA approvals or approvals of a PMA supplement, and if we market modified products without obtaining necessary approvals, we may be required to cease marketing or recall the modified products until required approvals are obtained.

Certain modifications to a PMA-approved device may require approval of a new PMA or a PMA supplement, or alternatively a notification or other submission to the FDA. The FDA may not agree with our decisions regarding whether a new PMA or PMA supplement is necessary. We may make modifications to our approved devices in the future that we believe do not require approval of a new PMA or PMA supplement. If the FDA disagrees with our determination and requires us to submit a new PMA or PMA supplement for modifications to our previously approved products, we may be required to cease marketing or to recall the modified product until we obtain approval, and we may be subject to significant regulatory fines or penalties. In addition, the FDA may not approve our products for the indications that are necessary or desirable for successful commercialization or could require clinical trials to support any modifications. Any delay or failure in obtaining required approvals would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our future growth.

Failure to comply with post-marketing regulatory requirements could subject us to enforcement actions, including substantial penalties, and might require us to recall or withdraw a product from the market.

Even though we have obtained approval for the DeltaWave device, we are subject to ongoing and pervasive regulatory requirements governing, among other things, the manufacture, marketing, advertising, medical device reporting, sale, promotion, registration, and listing of devices. For example, we must submit periodic reports to the FDA as a condition of PMA approval. These reports include safety and effectiveness information about the device after its approval. Failure to submit such reports, or failure to submit the reports in a timely manner, could result in enforcement action by the FDA. Following its review of the periodic reports, the FDA might ask for additional information or initiate further investigation.

In addition, the PMA approval for our DeltaWave device was subject to several conditions of approval, including a post-market long-term study and extended follow-up of the pre-market study cohort. Though we believe we have complied with these conditions to date, any failure to comply with the conditions of approval could result in the withdrawal of PMA approval and the inability to continue to market the device. Failure to conduct the required studies in accordance with institutional review board, or IRB, and informed consent requirements, or adverse findings in these studies, could also be grounds for withdrawal of approval of the PMA.

The regulations to which we are subject are complex and have become more stringent over time. Regulatory changes could result in restrictions on our ability to continue or expand our operations, higher than anticipated costs, or lower than anticipated sales. Even after we have obtained the proper regulatory approval to market a device, we have ongoing responsibilities under FDA regulations and applicable foreign laws and regulations. The FDA, state and foreign regulatory authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory authorities, which may include any of the following sanctions:

●	untitled letters or warning letters;
●	fines, injunctions, consent decrees and civil penalties;
●	recalls, termination of distribution, administrative detention, or seizure of our products;
●	customer notifications or repair, replacement or refunds;
●	operating restrictions or partial suspension or total shutdown of production;
●	delays in or refusal to grant our requests for future PMA approvals or foreign regulatory approvals of new products, new intended uses, or modifications to existing products;
●	withdrawals or suspensions of our current PMA or foreign regulatory approvals, resulting in prohibitions on sales of our products;
●	FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and
●	criminal prosecution.

Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and results of operations.

Our products must be manufactured in accordance with federal and state regulations, and we or any of our suppliers or third-party manufacturers could be forced to recall our installed systems or terminate production if we fail to comply with these regulations.

The methods used in, and the facilities used for, the manufacture of our products must comply with the FDA’s Quality System Regulation, or QSR, which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labeling, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices. Furthermore, we are required to verify that our suppliers maintain facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors. Our products are also subject to similar state regulations and various laws and regulations of foreign countries governing manufacturing.

Our third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of our products. In addition, failure to comply with applicable FDA requirements or later discovery of previously unknown problems with our products or manufacturing processes could result in, among other things: warning letters or untitled letters; fines, injunctions or civil penalties; suspension or withdrawal of approvals; seizures or recalls of our products; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s refusal to grant pending or future clearances or approvals for our products; clinical holds; refusal to permit the import or export of our products; and criminal prosecution of us or our employees.

Any of these actions could significantly and negatively affect supply of our products. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and experience reduced sales and increased costs.

If treatment guidelines for sleep apnea change or the standard of care evolves, we may need to redesign and seek new marketing authorization from the FDA for one or more of our products.

If treatment guidelines for sleep apnea changes or the standard of care for this condition evolves, we may need to redesign the applicable product and seek new approvals from the FDA. Our PMA approvals from the FDA will be based on the then current treatment guidelines. If treatment guidelines change so that different treatments become desirable, the clinical utility of one or more of products could be reduced or eliminated.

Our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.

We are subject to the FDA’s medical device reporting regulations and similar foreign regulations, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, it could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device approval, seizure of our products or delay in clearance or approval of future products.

The FDA and foreign regulatory bodies have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new approvals for the device before we may market or distribute the corrected device. Seeking such approvals may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

If we do not obtain and maintain international regulatory registrations or approvals for our products, we will be unable to market and sell our products outside of the United States.

Sales of our products outside of the United States may be subject to foreign regulatory requirements that vary widely from country to country. In addition, the FDA regulates exports of medical devices from the United States. While the regulations of some countries may not impose barriers to marketing and selling our products or only require notification, others require that we obtain the approval of a specified regulatory body. Complying with foreign regulatory requirements, including obtaining registrations or approvals, can be expensive and time-consuming, and we may not receive regulatory approvals in each country in which we plan to market our products, or we may be unable to do so on a timely basis. The time required to obtain registrations or approvals, if required by other countries, may be longer than that required for FDA approval, and requirements for such registrations, clearances or approvals may significantly differ from FDA requirements. If we modify our products, we may need to apply for additional regulatory approvals before we are permitted to sell the modified product. In addition, we may not continue to meet the quality and safety standards required to maintain the authorizations that we have received. If we are unable to maintain our authorizations in a particular country, we will no longer be able to sell the applicable product in that country.

Regulatory approval by the FDA does not ensure registration, clearance or approval by regulatory authorities in other countries, and registration, clearance or approval by one or more foreign regulatory authorities does not ensure registration, clearance or approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining registration or regulatory clearance or approval in one country may have a negative effect on the regulatory process in others.

Legislative or regulatory reforms in the United States or the European Union, or EU, may make it more difficult and costly for us to obtain regulatory clearances or approvals for our products or to manufacture, market or distribute our products after clearance or approval is obtained.

From time-to-time, legislation is drafted and introduced in the United States Congress that could significantly change the statutory provisions governing the regulation of medical devices. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any future products or make it more difficult to obtain approval for, manufacture, market or distribute our products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require additional testing prior to obtaining clearance or approval; changes to manufacturing methods; recall, replacement or discontinuance of our products; or additional record keeping.

On April 5, 2017, the European Parliament passed the Medical Devices Regulation (Regulation 2017/745), which repeals and replaces the EU Medical Devices Directive and the Active Implantable Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EEA member states, the regulations would be directly applicable, i.e., without the need for adoption of EEA member state laws implementing them, in all EEA member states and are intended to eliminate current differences in the regulation of medical devices among EEA member States. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation.

The Medical Devices Regulation will become applicable three years after publication (in 2020). Once applicable, the new regulations will among other things:

●	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

●	establish explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

●	improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

●	set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU;

●	strengthened rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market.

These modifications may have an effect on the way we conduct our business in the EEA.

We are subject to certain federal, state and foreign fraud and abuse laws, health information privacy and security laws and transparency laws, which, if violated, could subject us to substantial penalties. Additionally, any challenge to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm our business.

Laws regulating consumer contacts could adversely affect our business operations or create liabilities.

Our business activities include contacts with consumers in different parts of the world. Certain laws, such as the U.S. Telephone Consumer Protection Act, regulate telemarketing practices and certain automated outbound contacts with consumers, such as phone calls, texts or emails. Our use of outbound contacts may be restricted by existing laws, or by laws, regulations, or regulatory decisions that may be adopted in the future. Similarly, certain data privacy laws, including CCPA, and subsequently CPRA, and the GDPR require disclosure of our privacy practices to consumers. If we are found to have violated these laws or regulations, we may be subjected to substantial fines, penalties, or liabilities to consumers.

Tax laws, regulations, and enforcement practices are evolving and may have a material adverse effect on our results of operations, cash flows and financial position.

Tax laws, regulations, and administrative practices in various jurisdictions are evolving and may be subject to significant changes due to economic, political, and other conditions. There are many transactions that occur during the ordinary course of business for which the ultimate tax determination is uncertain, and significant judgment is required in evaluating and estimating our provision and accruals for taxes. Governments are increasingly focused on ways to increase tax revenues, particularly from multinational corporations, which may lead to an increase in audit activity and aggressive positions taken by tax authorities. Developments in relevant tax laws, regulations, administrative practices and enforcement practices could have a material adverse effect on our operating results, financial position and cash flows, including the need to obtain additional financing.

Changes in financial accounting standards may cause adverse and unexpected revenue fluctuations and impact our reported results of operations.

A change in accounting standards or practices could harm our operating results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may harm our operating results or the way we conduct our business. Additionally, the adoption of new or revised accounting principles may require that we make significant changes to our systems process and controls.

It is possible that the Coronavirus (COVID-19) pandemic, and the actions taken in response thereto, could continue to cause long-lasting stock market volatility and weakness, as well as long-lasting recessionary effects on the United States and/or global economies.

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Effective April 7, 2023, President Biden declared an end to the COVID-19 health emergency in the United States. However, the actions taken to mitigate the spread of COVID-19 and to mitigate economic damage have had and are expected to continue to have a broad adverse impact on the economies and financial markets of many countries, including the United States.

In addition, government authorities have implemented various mitigation measures, including travel restrictions, limitations on business operations, stay-at-home orders, and social distancing protocols. The economic impact of the aforementioned actions may impair our ability to sustain sufficient financial liquidity and impact our financial results. Specifically, the continued spread of COVID-19 and efforts to contain the virus could: (i) result in an increase in costs related to delayed payments from customers and uncollectable accounts, (ii) cause a reduction in revenue related to late fees and other charges related to governmental regulations, (iii) cause delays and disruptions in the supply chain related to obtaining necessary materials for our network infrastructure or customer equipment, (iv) cause workforce disruptions, including the availability of qualified personnel; and (v) cause other unpredictable events.

As we cannot predict the duration or scope of the global health crisis, the anticipated negative financial impact to our operating results cannot be reasonably estimated, but could be material and last for an extended period of time.

Risks Related to Ownership of Our Securities

Our common stock is currently quoted on the OTCQB Market Tier under the trading symbol “RMSL.” However, trading in stocks quoted on the OTCQB Market Tier is often thin. Therefore, you may be unable to liquidate your investment in our stock.

Trading in stocks quoted on the OTCQB Market Tier is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects. We cannot assure you that there will be a market for our common stock in the future.

We may not be successful in our attempts to list on a higher trading platform or exchange. As such, trading in our stock may be limited and you may not be able to liquidate your investment in our stock.

We aspire to list our shares of common stock on a national exchange (such as the New York Stock Exchange or NASDAQ). However, there is no assurance we will be successful. The OTCQB Market Tier is significantly more limited market than the New York Stock Exchange or the NASDAQ stock market. The quotation of our shares of common stock on the OTCQB Market Tier may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

There can be no assurance that there will be an active market for our shares of common stock either now or in the future. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate at a price that reflects the value of the business. As a result, holders of our securities may not find purchasers for our securities should they desire to sell them. Consequently, our securities should be purchased only by investors having no need for liquidity in their investment and who can hold our securities for an indefinite period of time.

We have had a history of losses and may incur future losses, which may prevent us from attaining profitability.

We have had a history of operating losses. We may incur operating losses in the future, and these losses could be substantial and impact our ability to attain profitability. We do not expect to significantly increase expenditures for product development, general and administrative expenses, and sales and marketing expenses; however, if we cannot increase revenue growth, we will not achieve or sustain profitability or positive operating cash flows. Even if we achieve profitability and positive operating cash flows, we may not be able to sustain or increase profitability or positive operating cash flows on a quarterly or annual basis.

There is substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has included an explanatory paragraph in their report in our audited financial statements for the fiscal year ended December 31, 2022 to the effect that our losses from operations and our negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern within one year after the date that the financial statements are issued. We may be required to cease operations which could result in our stockholders losing all or almost all of their investment.

Because we became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we did not become a reporting company by conducting an underwritten initial public offering, or IPO, of our common stock, and because our stock is traded on the OTCQB Market Tier rather than being listed on a national securities exchange, research analysts of brokerage firms may not provide coverage of our company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we were to become a public reporting company by means of an IPO because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development.

Our common stock is subject to the SEC’s penny stock rules, which may make it difficult for broker-dealers to complete customer transactions and could adversely affect trading activity in our securities.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be less than $5.00 per share for some period of time and therefore would be a “penny stock” according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

●	make a special written suitability determination for the purchaser;
●	receive the purchaser’s prior written agreement to the transaction;
●

provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

●	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If required to comply with these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our stock price may experience substantial volatility as a result of a number of factors, including:

●	sales or potential sales of substantial amounts of our common stock;
●	the success of competitive products or technologies;
●	announcements about us or about our competitors, including new product introductions and commercial results;
●	the recruitment or departure of key personnel;
●	litigation and other developments;
●	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;
●	variations in our financial results or those of companies that are perceived to be similar to us; and
●	general economic, industry and market conditions.

Many of these factors are beyond our control. The stock markets in general, and the market for Pink Sheet companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

We currently have outstanding shares of preferred stock that have special rights that could limit our ability to undertake corporate transactions, inhibit potential changes of control and reduce the proceeds available to our common stockholders in the event of a change in control.

The holders of Series C Preferred Stock are entitled to vote on all matters submitted to holders of common stock with the right to vote 81% of all issued and outstanding shares of stock entitled to vote. This gives our sole officer and director, Thomas Wood, voting control over any matter to be voted upon by the shareholders of the Company as he is the sole holder of Series A shares. The Series C Preferred Stock also gives Mr. Wood the right to appoint a majority of our Board of Directors.

This concentration of voting power could delay or prevent a change of control of our company on terms that other stockholders may desire, which could deprive our stockholders from receiving a premium for their common shares. Concentrated ownership and control by Mr. Wood could adversely affect the price of our common stock. Any material sales of common stock by Mr. Wood, for example, could adversely affect the price of our common stock.

The interests of Mr. Wood and his affiliates may differ from the interests of other stockholders with respect to the issuance of shares, business transactions with and/or sales to other companies, selection of officers and directors, and other business decisions. The non-controlling stockholders are severely limited in their ability to override the decisions of Mr. Wood.

We have never paid and do not intend to pay cash dividends.

We have never paid cash dividends on any of our capital stock and we currently intend to retain future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our common stockholders’ sole source of gain for the foreseeable future. Under the terms of our existing Articles of Incorporation, we cannot declare, pay or set aside any dividends on shares of any class or series of our capital stock, other than dividends on shares of common stock payable in shares of common stock, unless we pay dividends to the holders of our preferred stock. Additionally, without special stockholder and board approvals, we cannot currently pay or declare dividends and will be limited in our ability to do so until such time, if ever, that we are listed on a stock exchange.

Provisions in our articles of incorporation and bylaws and under Nevada law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our articles of incorporation and bylaws, respectively, may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which our common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors.

We will incur increased costs as a result of operating as a public reporting company, and our management will be required to devote substantial time to new compliance initiatives.

As a public reporting company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Complying with these laws and regulations requires the time and attention of our board of directors and management, and increases our expenses. Among other things, we will be required to:

●

maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	maintain policies relating to disclosure controls and procedures;
●	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;
●	institute a more comprehensive compliance function, including corporate governance; and
●	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders are expensive and much greater than that of a privately-held company, and compliance with these rules and regulations may require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of management. There can be no assurance that we will be able to comply with the applicable regulations in a timely manner, if at all. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage.

We may be exposed to potential risks resulting from requirements under Section 404 of the Sarbanes-Oxley Act.

As a reporting company we are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.

We do not currently have independent audit or compensation committees. As a result, our sole director has the ability, among other things, to determine his own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We currently have outstanding, and we may in the future issue, instruments which are convertible into shares of common stock, which will result in additional dilution to you.

We currently have outstanding instruments which are convertible into shares of common stock, and we may need to issue similar instruments in the future. In the event that these convertible instruments are converted into shares of common stock outstanding stock, or that we make additional issuances of other convertible or exchangeable securities, you could experience additional dilution. Furthermore, we cannot assure you that we will be able to issue shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors or the then current market price.

We may, in the future, issue additional shares of our common stock, which may have a dilutive effect on our current stockholders.

Our Articles of Incorporation authorizes the issuance of 3 billion shares of common stock, of which 1,461,616,601 shares were issued and outstanding as of the date of this Prospectus. In addition, 1,538,383,399 shares are available for future issuance. The future issuance of our common shares may result in substantial dilution in the percentage of our common shares held by our then-existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

An investment in our common stock is speculative and there can be no assurance of any return on any such investment.

An investment in our common stock is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in us, including the risk of losing their entire investment.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations also may make it more difficult and expensive for us to obtain director and officer liability insurance and we may at times be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. Thus, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our shares of common stock are thinly traded, and therefore the price may not accurately reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded. Only a small percentage of our common stock is available to be traded, and is held by a small number of holders and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps including utilizing investor awareness campaigns, press releases, road shows and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or stock.

There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our company due to, among other things, availability of sellers of our shares. If a market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account. Even if an investor finds a broker willing to affect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, or upon the expiration of any statutory holding period under Rule 144 or upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Since our common stock is currently quoted on the OTCQB Market Tier Pink, our stockholders may face significant restrictions on the resale of our securities due to state “blue sky” laws and the sale of shares of our securities in this offering is subject to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state. We do not know whether our common stock will be registered or exempt from registration under the laws of any state. Since our common stock is currently quoted on the OTCQB Market tier, a determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our common stock. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your common stock without the significant expense of state registration or qualification. In addition, since our common stock is currently quoted on the OTCQB Market Tier, the shares of our common stock sold in this offering are not “covered securities” for purposes of the Securities Act. The term “covered security” applies to securities preempted under federal law from state securities registration requirements due to their oversight by federal authorities and self-regulatory authorities, such as national securities exchanges. Because our common stock is not a “covered security,” the sale of shares of our common stock in this offering is subject to compliance with “blue sky” laws in each state or an exemption therefrom.

Risks Related to the Financing Arrangement With The Selling Stockholder

The Selling Stockholder’s sales of the Shares into the open market may cause material decreases in our stock price.

The 300,000,000 shares of our Common Stock that are being registered herein and may be sold into the market by the Selling Stockholder could cause our stock price to decline.

Funding from the Purchase Agreement may be limited or insufficient to fund our operations or to implement our strategy.

Under the Purchase Agreement with the Selling Stockholder, upon effectiveness of the registration statement of which this Prospectus is a part, and subject to other conditions, we may direct the Stockholder Holder to purchase up to 300,000,000 Shares over an 18-month period. Factors may negatively affect the amount of proceeds we receive, including our share price, discount to market, and other factors relating to our common stock.

There can be no assurance that we will be able to receive all or any of the total commitment from the Selling Stockholder because the Purchase Agreement contains certain limitations, restrictions, requirements, conditions and other provisions that could limit our ability to cause the Selling Stockholder to buy common stock from us. For instance, we are prohibited from issuing a Purchase Notice if the amount requested in such Purchase Notice exceeds the Maximum Draw Down Amount, or the sale of Shares pursuant to the Purchase Notice would cause us to sell or the Selling Stockholder to purchase an aggregate number of shares of our common stock which would result in beneficial ownership by the Selling Stockholder of more than 4.99% of our common stock (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder). Moreover, there are limitations with respect to the frequency with which we may provide Purchase Notices to the Selling Stockholder under the Purchase Agreement. Also, as discussed above, there must be an effective registration statement covering the resale of any Shares to be issued pursuant to any draw down under the Purchase Agreement, and the registration statement of which this Prospectus is a part, which covers the resale of the 300,000,000 Shares that may be issuable pursuant to draw downs under the Purchase Agreement.

The extent to which we rely on the Selling Stockholder as a source of funding will depend on a number of factors, including the amount of working capital needed, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from the Selling Stockholder were to prove unavailable or prohibitively dilutive, we would need to secure another source of funding. Even if we sell all 300,000,000 Shares under the Purchase Agreement, we will still need additional capital to fully implement our current business, operating plans, and development plans.

You may experience future dilution as a result of this offering or future equity offerings.

We are registering for resale 300,000,000 Shares that we may sell to the Selling Stockholder under the Purchase Agreement, which the Selling Stockholder may sell in the open market or in private transactions. Sales of our common stock shares under the Purchase Agreement may cause material declines in the trading price of our common stock.

The Selling Stockholder will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to the Selling Stockholder pursuant to the Purchase Agreement will be purchased at a 30% discount to the closing price of the shares of our common stock during the applicable pricing period. The Selling Stockholder has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If the Selling Stockholder sells the shares, the price of our common stock could decrease. If our stock price decreases, the Selling Stockholder may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

We may use the net proceeds from sales of our common stock to the Selling Stockholder pursuant to the Purchase Agreement in ways with which you may disagree.

We intend to use the net proceeds from sales of our common stock to the Selling Stockholder pursuant to the Purchase Agreement for marketing and advertising, lab studies/testing, research and development, regulatory compliance, inventory, professional fees, general corporate purposes and working capital requirements. As of the date of this Prospectus, we cannot specify with certainty all of the particular uses of the proceeds from sales of common stock to the Selling Stockholder pursuant to the Purchase Agreement. Accordingly, we will have significant discretion in the use of the net proceeds of sales of common stock to the Selling Stockholder pursuant to the Purchase Agreement. It is possible that we may allocate the proceeds differently than investors in this offering desire or that we will fail to maximize our return on these proceeds. We may, subsequent to this offering, modify our intended use of the proceeds from sales of common stock to the Selling Stockholder pursuant to the Purchase Agreement to pursue strategic opportunities that may arise, such as potential acquisition opportunities. You will be relying on the judgment of our management with regard to the use of the net proceeds from the sales of common stock to the Selling Stockholder pursuant to the Purchase Agreement, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Any failure to apply the proceeds from sales of common stock to the Selling Stockholder pursuant to the Purchase Agreement effectively could have a material adverse effect on our business and cause a decline in the market price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this Prospectus may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this Prospectus, and include statements regarding our intentions, beliefs, or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions, and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this Prospectus, which include, but are not limited to, the following:

●	we will need additional capital to fund our operations;

●	there is substantial doubt about our ability to continue as a going concern;

●	we will face intense competition in our market, and we may lack sufficient financial and other resources to maintain and improve our competitive position;

●	we are dependent on the continued services and performance of our chief executive officer, Thomas Wood;

●	our common stock is currently quoted on the OTCQB market tier, is considered a “penny stock”, and is thinly traded, potentially reducing your ability to liquidate your investment in us;

●	we have had a history of losses and may incur future losses, which may prevent us from attaining profitability;

●	the market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance;

●	we have shares of preferred stock that have special rights that could limit our ability to undertake corporate transactions, inhibit potential changes of control and reduce the proceeds available to our common stockholders in the event of a change in control;

●	we have never paid and do not intend to pay cash dividends;

●	our sole director and chief executive officer has the ability to control all matters submitted to stockholders for approval, which limits minority stockholders’ ability to influence corporate affairs; and

●	the other factors described in “Risk Factors.”

Those factors should not be construed as exhaustive and should be read with the other cautionary statements in this Prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this Prospectus. The matters summarized under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this Prospectus could cause our actual results to differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this Prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this Prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Common Stock offered by the Selling Stockholder. However, we will receive proceeds from our sale of shares to Quick Capital pursuant to the Purchase Agreement. There can be no assurance that we will sell any of the Purchase Shares. The proceeds from the sale of shares, if any, will be used for marketing and advertising; lab studies/testing; research and development; regulatory compliance; inventory; professional fees; and, general corporate purposes and working capital requirements in our sole discretion. As of the date of this Prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for the proceeds we may receive. Accordingly, we will have broad discretion in the way that we use these proceeds.

DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares registered hereunder, as the only shares being registered are those sold pursuant to the Purchase Agreement. Quick Capital may sell all or a portion of the shares being offered pursuant to this Prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

DILUTION

Not applicable. The shares registered under this Registration Statement are not being offered for purchase. The shares are being registered on behalf of the Selling Stockholder pursuant to the Purchase Agreement.

SELLING STOCKHOLDER

On September 18, 2023, we entered into the Purchase Agreement with Quick Capital (also referred to herein as the Selling Stockholder), pursuant to which, and upon the terms and subject to the conditions thereof, Quick Capital is committed to purchase, on an unconditional basis, up to 300,000,000 Purchase Shares over the course of its term. The term of the Purchase Agreement will end on the earlier of (a) the date on which the Selling Stockholder has purchased all of the 300,000,000 Purchase Shares; (b) 18-months; (c) written notice of termination by either the Company or Quick Capital; (d) this Registration Statement is no longer effective, or (e) the date that, pursuant to or within the meaning of any Bankruptcy Law, we commence a voluntary case or any person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property or we make a general assignment for the benefit of creditors.

If issued presently, the shares of Purchase Shares would represent approximately 17.03% of our issued and outstanding shares of common stock as of th date of this Prospectus.

The Purchase Agreement prohibits Quick Capital from purchasing any Purchase Shares, if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by Quick Capital, would result in Quick Capital’s having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our Common Stock. There are no trading volume requirements or restrictions under the Purchase Agreement and we will control the timing and amount of any sales of Purchase Shares to Quick Capital.

We may require Quick Capital to suspend the sales of the Purchase Shares being offered pursuant to this Prospectus upon the occurrence of any event that makes any statement in this Prospectus or the related Registration Statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

Quick Capital will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by such Selling Stockholder may be deemed to be underwriting commissions.

Information concerning the Selling Stockholder may change from time-to-time and, if necessary, we will amend or supplement this Prospectus accordingly. We cannot give an estimate as to the number of shares of Common Stock that will actually be held by the Selling Stockholder upon termination of this offering, because the Selling Stockholder may sell some or all of the Purchase Shares or acquire additional shares of Common Stock. The total number of Purchase Shares that may be sold hereunder will not exceed the number of shares offered hereby. See “Plan of Distribution” for a description of the manner in which the Selling Stockholder acquired or will acquire shares of our Common Stock.

The following table sets forth information concerning the Selling Stockholder, the number of shares of our Common Stock beneficially owned by the Selling Stockholder before this offering, the number of shares to be offered for the Selling Stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by the Selling Stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60-days, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 1,461,616,601 shares of our Common Stock outstanding as of February 13, 2024.

The Selling Stockholder identified in the table below may from time to time offer and sell under this Prospectus any or all of the shares of Common Stock described under the column “Maximum Number of Shares Offered” in the table below. Unless otherwise set forth below, (a) the Selling Shareholder has sole voting and sole investment power with respect to the shares set forth opposite the Selling Stockholder’s name, subject to community property laws, where applicable; and (b) the Selling Stockholder had no position, office or other material relationship within the past three years with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the Registration Statement of which this Prospectus forms a part.

Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering		Maximum Number of Shares Offered		Beneficial Ownership After the Offering		Percentage of Ownership After the Offering
Quick Capital, LLC(1)	15,000,000	(2)	300,000,000	(3)	15,000,000	(2)	Less than 1%

(1)	Eilon Natan, the managing member of Quick Capital, LLC, has sole voting and dispositive power over the shares of our Common Stock held by, or issuable to, Quick Capital, LLC. The principal business address of Quick Capital, LLC is 66 West Flagler Street, 900-#2292, Miami, Florida 33130.
(2)	These shares have not been issued but underlie currently convertible instruments held by the Selling Stockholder.
(3)	These shares of our Common Stock are to be sold by the Selling Stockholder pursuant to the Purchase Agreement.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted on the OTCQB tier of the OTC Markets, Inc. under the symbol “RMSL.” Our Common Stock has been thinly traded and there can be no assurance that a liquid market for our Common Stock will ever develop. The tables below reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not necessarily represent actual transactions.

Fiscal Year Ended December 31, 2023	High	Low
First Quarter	$0.0200	$0.0120
Second Quarter	$0.0154	$0.0111
Third Quarter	$0.1980	$0.0085
Fourth Quarter	$0.0180	$0.0129

Fiscal Year Ended December 31, 2022	High	Low
First Quarter	$0.0270	$0.0093
Second Quarter	$0.0430	$0.0090
Third Quarter	$0.0359	$0.0120
Fourth Quarter	$0.0159	$0.0094

As of February 13, 2024, the closing sale price of our Common Stock was $0.0095 per share. As of the date of this Prospectus, we had approximately 155 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers or registered clearing agencies. The transfer agent of our common stock is Securities Transfer Corporation, 2901 N. Dallas Parkway, Suite 380, Plano, Texas 75093.

DIVIDEND POLICY

Holders of our common stock are entitled to receive dividends as may be declared from time-to-time by our board of directors. We have not paid any cash dividends since inception on our common stock and do not anticipate paying any in the foreseeable future. Our current policy is to retain earnings, if any, for use in our operations.

PLAN OF DISTRIBUTION

The Selling Stockholder may, from time-to-time, sell any or all of its shares of Common Stock on OTC Markets or any other stock exchange, market, or trading facility on which the shares of our common stock are traded, or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, at varying prices, or at negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	privately negotiated transactions;

-	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share; or

-	a combination of any such methods of sale.

Additionally, broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commissions in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

Quick Capital is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. Any commissions received by such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Quick Capital has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Stockholder. The Selling Stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933, as amended.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this Prospectus. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act of 1933, as amended. We will not receive any proceeds from the resale of any of the shares of our Common Stock by the Selling Stockholder. We will receive proceeds from the sale of our Common Stock to Quick Capital under the Purchase Agreement. Neither the Purchase Agreement with Quick Capital nor any rights of the parties under the Purchase Agreement with Quick Capital may be assigned or delegated to any other person.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholder or any other person. We will make copies of this Prospectus available to the Selling Stockholder.

DESCRIPTION OF SECURITIES

As of the date of this Prospectus, we are authorized to issue 3.0 billion shares of common stock, par value $0.001 per share, of which 1,461,616,601 shares of common stock were issued and outstanding. We are also authorized to issue 15,000,000 shares of preferred stock, of which (i) 5,000,000 shares are designated as Series A, par value $0.001 per share, with 5,000,000 shares issued and outstanding; (ii) 5,000,000 shares are designated as Series B, par value $0.001 per share, with 500,000 shares issued and outstanding; and, (iii) 5,000,000 shares are designated as Series C, par value $0.001 per share, with 2,000,000 shares issued and outstanding. In addition, an aggregate of 1,538,383,399 shares of common stock are reserved for future issuance pursuant to outstanding warrants, convertible notes, or otherwise, all of which also includes all shares to be sold hereunder.

Common Stock

General. The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our Bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Nevada law or our Articles of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

Non-cumulative Voting. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. As of the date of this Prospectus, our sole officer and director owns, directly and indirectly, a total of 25,969,494 shares of our common stock, as well as an additional 1,527,500,000 unissued shares underlying currently convertible shares of our Series A, B, and C Preferred Stock, or approximately 51.97%, of our common stock on an as-converted basis, which ownership percentage would be reduced to approximately 47.02%, assuming all of the Purchase Shares are purchased by Quick Capital.

Pre-emptive Rights. As of the date of this Prospectus, no holder of any shares of our common stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not disclosed herein.

Preferred Stock

Thomas J. Wood, our sole director and officer, and Russell F. Bird, a former director and officer, collectively own all of the issued and outstanding shares of our Series A, B, and C Preferred Stock (See “Risk Factors—Risks Related to a Purchase of the Offered Shares” and “Security Ownership of Certain Beneficial Owners and Management”).

Series A Preferred Stock. We are authorized to issue 5,000,000 Series A Preferred Stock, par value $.001 per share. Each share of Series A Preferred Stock is convertible into one share of common stock at any time after our net profits exceed $1,000,000 and has the voting power of 25 shares of common stock. The Series A Preferred Stock ranks equal to the common stock on liquidation and pays no dividend. Mr. Wood and Mr. Bird each own 2,500,000 shares of Series A Preferred Stock. (See “Security Ownership of Certain Beneficial Owners and Management”).

Series B Preferred Stock. We are authorized to issue 5,000,000 Series B Preferred Stock, par value $.001 per share. Each share of Series B Preferred Stock is convertible into 100 shares of common stock and has the voting power of 100 shares of common stock. No dividends will be paid on the Series B Preferred Stock and, in the event of liquidation, all shares of Series B Preferred Stock will automatically convert into common stock. Mr. Wood and Mr. Bird each own 25,000,000 shares of Series B Preferred Stock. (See “Security Ownership of Certain Beneficial Owners and Management”).

Series C Preferred Stock. We are authorized to issue 5,000,000 Series C Preferred Stock, par value $.001 per share. Each share of Series C Preferred Stock is convertible into 300 shares of common stock and has the voting power of 81% of all issued and outstanding shares of Common Stock. No dividends will be paid on the Series C Preferred Stock and, in the event of liquidation, all shares of Series C will automatically convert into common stock. The holders of Series C Preferred Stock also have the right to elect a majority of our Board of Directors. Mr. Wood owns 2,000,000 shares of Series C Preferred Stock.

Common Stock Purchase Warrants

The following table sets forth information regarding our outstanding common stock purchase warrants as of September 30, 2023:

	Number of Warrants		Weighted Average Exercise Price	Weighted Average Remaining Contract Term	Aggregate Intrinsic Value
Exercisable at December 31, 2022	172,500,000		$0.0104	3.14	$1,665,500
Granted	15,000,000	(1)	$0.015	3.0	$—
Expired	—		$—	—	$—
Cancelled	(172,500,000)		$—	—	$—
Exercisable at September 30, 2023 (2)	15,000,000		$0.015	3.0	$—

(1)	These warrants were issued pursuant to the terms of the Purchase Agreement, which, subsequent to September 30, 2023, was cancelled. In conjunction with such cancellation, these warrants were cancelled. However, in December 2023, 15,000,000 were issued to Quick Capital pursuant to the Purchase Agreement.

(2)	The outstanding warrants include an anti-dilutive clause requiring adjustment to the exercise price for any reason outlined in the agreement. The number of warrant shares is increased so that the aggregated exercise price is equal to the original exercise price. The fair value of any additional warrants is recognized as a deemed dividend.

Convertible Promissory Notes

At September 30, 2023, we had no outstanding convertible promissory notes

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board, or our president, or as otherwise provided under Nevada law.

Transfer Agent

We have retained the services of Securities Transfer Corporation, located at 2901 N. Dallas Parkway, Suite 380, Plano, Texas, 75093, as the transfer agent for our common stock. Securities Transfer Corporation’s website is located at: www.stctransfer.com. No information found on, or connected to, Securities Transfer Corporation’s website is incorporated by reference herein, and you must not consider the information to be a part of this Prospectus.

Combinations with Interested Stockholders Provisions of the Nevada Revised Statutes

Pursuant to provisions in our articles of incorporation, we have elected not to be governed by certain Nevada statutes that may have the effect of discouraging corporate takeovers.

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” Our articles of incorporation opt out of these provisions, as provided for in the NRS, and accordingly, the combinations with interested stockholders statutes are not applicable to us.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We were incorporated in the State of Nevada on June 6, 2007. On August 2, 2010, we changed our name from Bella Viaggio, Inc. to Kat Gold Holdings Corp. Effective January 1, 2015, we completed an exchange agreement to purchase 100% of the outstanding interests of REMSleep LLC in exchange for 50,000,000 common shares of REMSleep Holdings, Inc.’s stock, at which time REMSleep LLC became our wholly-owned subsidiary and adopted their business of developing and distributing our sleep apnea products. On January 5, 2015, we changed our name to REMSleep Holdings, Inc. to reflect our new business model.

Our officers have 35 years of sleep-industry experience, including having been employed at sleep industry companies. Our officers invented our DeltaWave CPAP interface (the “DeltaWave”) as an innovative new device to treat patients with sleep apnea. The patent-pending DeltaWave product is a nasal-pillows type interface that will result in better comfort and, therefore, better compliance since it was specifically designed with unique airflow characteristics to enable patients with sleep apnea to breathe normally. A survey that appeared in DME Business found that 89% of patients stated that mask-interface comfort was their primary concern. The primary issue that we have addressed with the DeltaWave is the “work of breathing” component. We believe that our DeltaWave is designed to effectively address the stubborn issues that continue to affect a patient’s ability to comply with treatment, as follows:

●	Does not disrupt normal breathing mechanics;

●	Is not claustrophobic;

●	Causes zero work of breathing (WOB);

●	Minimizes or eliminates drying of the sinuses;

●	Uses less driving pressure; and

●	Allows users to feel safe and secure while sleeping.

Pending adequate financing, we plan to conduct clinical trials to test product effectiveness.

On June 28, 2016, we applied for a patent for a new, innovative sleep apnea product that serves as an interface for the delivery of CPAP therapy and other respiratory needs. Our goal is to develop sleep products that achieve optimum compliance and comfort for CPAP patients.

Our website is located at: http://remsleep.com. The information on, or accessible through, our website is not part of, and is not incorporated into, this Prospectus and should not be considered part of this Prospectus.

Results of Operations

Three Months Ended September 30, 2023, Compared to the Three Months Ended September 30, 2022.

Revenues. We recognized revenue and cost of goods for the sale of our CPAP machines of $51,947 and $49,940, respectively for the three months ended September 30, 2023, and $137,568 and $86,250 respectively for the three months ended September 30, 2022. We saw a decrease in sales in the current period due to both the number of sales but also due to fewer sales for multiple units.

Operating Expenses. Professional fees were $30,690 and $14,200 for the three months ended September 30, 2023 and 2022, respectively, an increase of $16,490, or 116.1%. Professional fees consist mostly of accounting, audit and legal fees. The increase in the current period is due to increased legal fees.

Compensation expenses were $32,000 and $72,000 for the three months ended September 30, 2023 and 2022, respectively, a decrease of $40,000 or 55.6%. Effective June 1, 2023, Mr. Bird, our former Chairman, resigned from all positions with the Company.

Development expenses related to our CPAP systems was $13,887 and $121,170 for the three months ended September 30, 2023 and 2022, respectively, a decrease of $107,283 or 88.5%. Our development expenses have decreased in the current period as we get closer to completing the development and testing of our DeltaWave product.

Lease expenses were $33,590 and $21,296 for the three months ended September 30, 2023 and 2022, respectively, a decrease of $12,294 or 57.7%. In the prior year we incurred additional rent expense for a short-term apartment rental for employees to stay at when in town. We did have this expense in the current period.

General and administrative expenses (“G&A”) were $163,167 and $129,156 for the three months September 30, 2023 and 2022, respectively, an increase of $34,011 or 26.3%. In the current period we had an increase for our 510K testing expense of $56,261, which was offset by a decrease of approximately $16,000 in other G&A expense.

Our loss from operations decreased $35,177 to $271,327 in the current period from $306,504 in the prior period.

Other Expenses. The total other income for the three months ended September 30, 2023, was $894 from a gain on the disposal of a vehicle that was traded in for a new vehicle. Total other expense for the three months ended September 30, 2022, was $5,656, for interest expense.

Net Loss. For the three months ended September 30, 2023, we had a net loss of $270,433 as compared to a net loss of $312,160 for the three months ended September 30, 2022.

The Nine Months Ended September 30, 2023, Compared to the Nine Months Ended September 30, 2022.

Revenues. We recognized revenue and cost of goods for the sale of our CPAP machines of $196,262 and $173,578, respectively for the nine months ended September 30, 2023, and $257,238 and $176,010, respectively for the nine months ended September 30, 2022. We saw a decrease in sales in the current period due to both the number of sales but also due to fewer sales for multiple units.

Operating Expenses. Professional fees were $78,392 and $100,165 for the nine months ended September 30, 2023 and 2022, respectively, a decrease of $21,773 or 21.7%. Professional fees consist mostly of accounting, audit and legal fees. The decrease is attributed to a decrease in legal fees of approximately $32,000 from the prior period.

Compensation expenses were $144,000 and $165,000 for the nine months ended September 30, 2023 and 2022, respectively, a decrease of $21,000 or 12.7%. On April 1, 2022, compensation expense for our CEO and Chairman increased and effective June 1, 2023, Mr. Bird resigned from all positions with the Company.

Development expenses related to our CPAP systems was $85,599 and $184,888 for the nine months ended September 30, 2023 and 2022, respectively, a decrease of $95,289 or 51.5%. Our development expenses have decreased in the current period as we get closer to completing the development and testing of our DeltaWave product.

Lease expenses were $103,089 and $51,160 for the nine months ended September 30, 2023 and 2022, respectively, an increase of $51,929 or 101.5%. Our monthly lease expense has increased from the prior period per the terms od our lease agreement.

General and administrative expenses (“G&A”) were $321,298 and $385,720 for the nine months September 30, 2023 and 2022, respectively, a decrease of $64,422 or 16.7%. In the current period we had decreases in travel expense of approximately $24,400, employee expense of approximately $26,600 and web design of $19,300.

Our loss from operations decreased $92,011 to $713,694 for the nine months ended September 30, 2023, from $805,705 for the nine months ended September 30, 2022.

Other Expenses. The total other expense of $6,196, for the nine months ended September 30, 2023, included $7,090 for interest expense, which was offset by $894 from a gain on the disposal of a vehicle that was traded in for a new vehicle. Total other expense for the nine months ended September 30, 2022, was $263,046. Other expenses included a loss in the change of fair value of $3,048, loss on disposal of fixed assets of $28,264 and interest expense of $231,734 (includes $206,157 amortization of debt discount).

Net Loss. For the nine months ended September 30, 2023, we had a net loss of $719,890 as compared to a net loss of $1,068,751 for the nine months ended September 30, 2022. Our net loss decreased due to the decrease in other expenses, which in the prior period consisted mostly of non-cash expenses related to our convertible debt and to the decrease of development expense, during the current period.

Year Ended December 31, 2022, Compared to the Year Ended December 31, 2021.

Revenues. We began to sell our ResPlus CPAP system in the second quarter of 2022. We recognized revenue and cost of goods of $320,719 and $248,426, respectively for the year ended December 31, 2022.

Operating Expenses. Professional fees were $115,135 and $82,043 for the years ended December 31, 2022 and 2021, respectively, an increase of $33,092, or 40.3%. Professional fees consist mostly of accounting, audit and legal fees. The increase is attributed to an increase in legal fees of approximately $27,000.

Development expense related to our DeltaWave CPAP system was $337,003 and $129,311 for the years ended December 31, 2022 and 2021, respectively, an increase of $207,722 or 160.6%. Development expense increased over the prior period as we work to bring our new products to market. Approximately 25% of development expense is related to product testing.

Compensation expense was $231,000 and $84,000 for the years ended December 31, 2022 and 2021, respectively, an increase of $147,000, or 175%. On April 1, 2022, compensation expense for our CEO and Chairman increased. Compensation also increased for our CTO.

Lease expense was $114,702 and $0 for the years ended December 31, 2022 and 2021, respectively. During the year ended December 31, 2022, we began to incur lease/rent expense for both our corporate office and short-term apartment rental for employees to stay at when in town.

General and administrative expense (“G&A”) was $492,295 and $130,334 for the years ended December 31, 2022 and 2021, respectively, an increase of $361,961 or 277.7%. During the current year we incurred additional expense related to the process of obtaining our 510k for DeltaWave (~$118,000), travel expense of $24,600 and other compensation expense of $59,950, We also incurred additional expense involved with moving our corporate headquarters and setting up our offices.

Total other expense for the year ended December 31, 2022, was $268,702. Other expense includes a loss in the change of fair value of $3,048, a loss on disposal of fixed assets of $28,264 and interest expense of $237,390 (includes $206,157 amortization of debt discount).

Total other expense for the year ended December 31, 2021, was $3,399,985. Other expense includes a loss in the change of fair value of $1,601,016, a loss on the issuance of convertible debt of $717,592, a penalty for default on convertible debt of $162,798 and interest expense of $918,579 (includes $813,619 amortization of debt discount).

Net Loss. For the year ended December 31, 2022, we had a net loss of $1,486,574 as compared to a net loss of $3,825,673 for the year ended December 31, 2021. Our net loss decreased due to the decrease in other expense during the period, which consists mostly of non-cash expense related to our convertible debt.

Liquidity and Capital Resources

At September 30, 2023. At September 30, 2023, we had cash of $904,363 (unaudited), inventory of $886,026 (unaudited), total current assets of $2,267,698 (unaudited) and working capital of $1,646,311 (unaudited).

Cash Flows from Operations. Cash used in operating activities for the nine months ended September 30, 2023, was $617,739 (unaudited) compared to $1,962,684 (unaudited) of cash used in operating activities for the nine months ended September 30, 2022. In the prior period we used approximately $1.2 mil for the purchase of inventory.

Cash Flows from Investing. Cash used in investing activities for the purchase of equipment, tooling and a new automobile, for the nine months ended September 30, 2023, was $135,955 (unaudited) as compared to $71,462 (unaudited) of cash used in investing activities for the nine months ended September 30, 2022.

Cash Flows from Financing. For the nine months ended September 30, 2023, we repaid $183,931 (unaudited) of the loan payable due to our chairman. For the nine months ended September 30, 2022, we repaid $45,000 (unaudited) of a loan payable. We also received $855,000 (unaudited) from the sale of common stock.

At December 31, 2022. At December 31, 2022, we had cash of $1,841,988, inventory of $1,056,007, total current assets of $2,909,693 and working capital of $2,435,557.

Cash Flows from Operations. Cash used in operating activities for the year ended December 31, 2022 was $2,234,058 as compared to $349,995 of cash used in operating activities for the year ended December 31, 2021. During the current year the Company used more cash for activities related to bringing its product to market. Our largest cash expenditures were for inventory, an advance payment on our new lease and compensation expense.

Cash Flows from Investing. Cash used in investing activities for the purchase of equipment and tooling for the year ended December 31, 2022 was $122,262 as compared to $67,252 of cash used in investing activities for the year ended December 31, 2021.

Cash Flows from Financing. For the year ended December 31, 2022, we received $855,000 from the sale of common stock and repaid a $45,000 loan. We also received a short-term cash advance from a related party of $4,740 for the payment of expenses. For the year ended December 31, 2021, we received $591,300 from the issuance of convertible debt and $3,103,500 from the sale of common stock. We repaid $8,212 on our auto loan.

Going Concern

As of September 30, 2023, there is substantial doubt regarding our ability to continue as a going concern as we have not generated sufficient cash flow from revenue to fund our proposed business.

We have suffered recurring losses from operations since our inception. In addition, we have yet to generate an internal cash flow from our business operations or successfully raised the financing required to develop our proposed business. As a result of these and other factors, our independent auditor has expressed substantial doubt about our ability to continue as a going concern. Our future success and viability, therefore, are dependent upon our ability to generate capital financing. The failure to generate sufficient revenues or raise additional capital may have a material and adverse effect upon us and our shareholders.

Management’s plans with regard to these matters encompass the following actions: (i) obtaining funding from new investors to alleviate our working capital deficiency, and (ii) implementing a plan to generate sales. Our continued existence is dependent upon our ability to resolve our liquidity problems and increase profitability in our current business operations. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. Our financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

Refer to Note 2 to the Financial Statements for the nine months ended September 30, 2023, for a condensed discussion of our critical accounting policies and our financial statements for the year ended December 31, 2022, for a full discussion of our critical accounting policies and procedures.

BUSINESS

Overview

We were incorporated in the State of Nevada on June 6, 2007. On August 2, 2010, we changed our name from Bella Viaggio, Inc. to Kat Gold Holdings Corp. Effective January 1, 2015, we completed an exchange agreement to purchase 100% of the outstanding interests of REMSleep LLC in exchange for 50,000,000 common shares of REMSleep Holdings, Inc.’s stock, at which time REMSleep LLC became our wholly-owned subsidiary and adopted their business of developing and distributing our sleep apnea products. On January 5, 2015, we changed our name to REMSleep Holdings, Inc. to reflect our new business model.

Our sole officer and director has ____ years of sleep-industry experience, including having been employed at sleep industry companies. Our officers invented our DeltaWave CPAP interface (the “DeltaWave”) as an innovative new device to treat patients with sleep apnea. The patented DeltaWave product is a nasal-pillows type interface that will result in better comfort and, therefore, better compliance since it was specifically designed with unique airflow characteristics to enable patients with sleep apnea to breathe a normal 14 breaths per minute, which is critical to support a normal “Sigh Breath” mechanism. A survey that appeared in DME Business found that 89% of patients stated that mask-interface comfort was their primary concern. The primary issue that we have addressed with the DeltaWave is the “work of breathing” component. We believe that our DeltaWave is designed to effectively address the stubborn issues that continue to affect a patient’s ability to comply with treatment, as follows:

●	Does not disrupt normal breathing mechanics;

●	Is not claustrophobic;

●	Causes zero work of breathing (WOB)

●	Does not interfere with Normal “sigh breath” mechanism, which is critical for lung heath.

●	Minimizes or eliminates drying of the sinuses;

●	Uses less driving pressure; and

●	Allows users to feel safe and secure while sleeping.

Pending adequate financing, we plan to conduct clinical trials to test product effectiveness.

On June 28, 2016, we applied for a patent for a new, innovative sleep apnea product that serves as an interface for the delivery of CPAP therapy and other respiratory needs. Our goal is to develop sleep products that achieve optimum compliance and comfort for CPAP patients.

Our website is located at: http://remsleep.com. The information on, or accessible through, our website is not part of, and is not incorporated into, this Prospectus and should not be considered part of this Prospectus.

Industry Background

The market for sleep technology devices reached approximately $17.9 billion in 2022 and is expected to increase by approximately 18% annually from 2023 through 2032 [Source: Global Market Insights].. More than 8 million CPAP interfaces are sold annually in the U.S., with another 2.5 million globally. There are also an estimated 80 million people globally with undiagnosed sleep apnea. Sleep apnea is a condition that affects millions of people in the United States alone. An increasingly sedentary lifestyle and bad working habits has led to obesity and otherwise poor cardiac and aerobic health. This has led to a fast-growing epidemic of obstructive sleep apnea (OSA), which greatly reduces the quality of sleep one gets and can ultimately result in hypertension, heart failure, stroke, and at the least, reduced performance in everyday life. Sleep apnea results in numerous afflictions that affect people’s day-to-day lives and can eventually contribute to serious health conditions. While people’s knowledge of this affliction has grown strongly in recent years, and the market is expanding fast nationwide, up to 80% of people with sleep apnea may be undiagnosed1 – a market of millions of new potential users. Even those who are tested and prescribed a sleep apnea machine often give up after a short time due to discomfort or what is called the “work of breathing” with traditional machines. In fact, over 50% of patients give up on using CPAP therapy after 6 months. This is a major waste of resources and a very telling statistic.

A major challenge in the current market is not only to get more patients diagnosed but to also increase CPAP compliance. According to market analyst Frost & Sullivan, “The development of finer and ergonomic CPAP devices will help increase patient ability to adhere to sleep therapy. The market is also seeing a rise in newer technologies that replace elaborate practices, target patient comfort to improve compliance, and help drive acceptance of sleep monitoring devices.”

A growing knowledge of sleep apnea and its treatment has helped to increase awareness with the public. In addition to making the use of a CPAP or related device less intimidating, a move toward affordable and prescription-based technology can greatly expand the market “Evolving technologies will also influence patient preferences for products, treatment modalities, and diagnostic locations,” states Frost & Sullivan2. “As such, the global sleep apnea treatment market is expected to shift to home-based diagnostics for early identification and treatment of patients as well as portable devices that can reduce sleep apnea with minimal inconvenience.”

Sleep apnea causes breathing interruptions of between 10 to 20 seconds that can occur hundreds of times during a night, disrupting the natural sleep rhythm and depriving people of the restorative sleep they need to be energetic, mentally sharp, and productive the next day. CPAP can be a very effective method used to treat sleep apnea, but as noted, noncompliance remains a stubborn issue for both physicians and patients. CPAP technology therefore is constantly being updated and improved, and the new CPAP devices are lighter, quieter, and more comfortable.

Health care spending continues to grow rapidly on an annual basis in the United States. Spending was $4.3 trillion in 2023. By 2024, spending is projected to reach $5 trillion, or around 20% of GDP, according to the Centers for Medicare and Medicaid Services3. Growing alongside this market is the U.S. life science industry, which will grow an estimated 2.2% in 2014 to $93 billion. This includes R&D spending, with growth primarily from smaller biopharmaceutical innovators and medical device manufacturers.

Within this market, sleep apnea products have experienced rapid growth. In the past couple of decades there has been a rapid increase in the technological developments in the field of sleep apnea diagnosis and treatment. The result has been strong growth for sleep apnea devices globally. Demand for new and innovative treatment methodologies is driving growth, helping to provide patients with a healthy lifestyle. “Obstructive sleep apnea is destroying the health of millions of Americans, and the problem has only gotten worse over the last two decades,” according to American Academy of Sleep Medicine President Dr. Timothy Morgenthaler4. “The effective treatment of sleep apnea is one of the keys to success as our nation attempts to reduce health care spending and improve chronic disease management.”

Sleep problems are considered a “global epidemic,” with sleep apnea as a major contributor to the disorder. An estimated 100 million people worldwide have sleep apnea, though more than 81% of these people are undiagnosed. The market for sleep apnea diagnostic and therapeutic devices on a global level was $7.96 billion in 2011 and will reach a projected $19.72 billion by 2017, according to a study from Markets & Markets1 Nationwide in the U.S., there are more than 1,600 businesses in the Sleep Disorder Clinics market, according to research firm IBISWorld. These businesses have combined annual revenue of $7 billion and have maintained a combined annual growth rate (CAGR) of 9.8% from 2008 to 2013. “Sleep clinics have gained exposure during the period due to the rising number of sleep disorders,” states IBISWorld. “Moreover, health insurance policies are increasingly covering all or at least part of the costs of tests and, as more patients have been able to gain greater access to specialized sleep clinics, industry revenue grows.”

There are also more than 972,000 physicians and 365,000 doctors’ offices, as well as nearly 5,800 hospitals. In addition, the market for U.S. home healthcare is served by about 30,000 businesses with combined annual revenue of $59 billion. The market includes medical and skilled nursing services; medical equipment, supplies, and medication services; personal care; and therapeutic services (like physical and respiratory therapy).

Sources:

1.	Markets & Markets. “Global Sleep Apnea Diagnostics& Therapeutic Devices Market.” http://www.marketsandmarkets.com/PressReleases/sleep-apnea-devices.asp
2.	Frost & Sullivan. “Sleep apnea market is in need of finer, ergonomic treatments.” June 4, 2014. http://www.frost.com/prod/servlet/press-release.pag?docid=290951848

3.	Forbes. “Annual U.S. Healthcare Spending Hits $3.8 Trillion.” Feb. 2, 2014. http://www.forbes.com/sites/danmunro/2014/02/02/annual-u-s-healthcare-spending-hits-3-8-trillion/
4. 5.

American Academy of Sleep Medicine. “Rising prevalence of sleep apnea in U.S. threatens public health.”

Sept. 2014. http://www.aasmnet.org/articles.aspx?id=5043

Markets & Markets. “Global Sleep Apnea Diagnostics & Therapeutic Devices Market.”

http://www.marketsandmarkets.com/PressReleases/sleep-apnea-devices.asp

Growth Strategy

Our strategic goal is to become a leader in the treatment of sleep apnea. We believe that the sleep apnea market will continue to grow in the future due to a number of factors, including increasing awareness and improved understanding of the role of sleep apnea treatment in the management of cardiac, neurologic, metabolic and related disorders, improved understanding of the role of non-invasive ventilation in the management of COPD. Our strategy for expanding our business operations and capitalizing on the growth of the sleep apnea and respiratory care markets consists of the following key elements:

●	Expand Sales of Our Signature Product, the DeltaWave: We believe that the Delta Wave is the best product on the market, ads we intend to promote it as such and expand sales.

●	Continue Product Development and Innovation in Sleep Apnea: We are committed to ongoing innovation in developing products for the diagnosis and treatment of sleep apnea. Likewise, we are committed to ongoing innovation of our respiratory care products that serve the needs of patients with COPD and neuromuscular diseases.

●	Broaden our digital health technology features: Digital enablement is central to our strategy. Our devices will be designed to designed to provide connected care to improve patient outcomes and efficiencies for our customers, allowing fewer professionals to manage more patients and empowering patients to track their own health outcomes.

●	Increase Public and Clinical Awareness: We plan to expand our existing promotional activities to increase awareness of sleep apnea, COPD, and other clinical conditions that can be treated with our industry-leading products. These promotional activities target both the population predisposed to sleep apnea and medical specialists, such as pulmonologists, sleep medicine specialists, primary care physicians, cardiologists, neurologists, and other medical subspecialists who treat these conditions and their associated comorbidities.

●	Leverage the Experience of our Management Team: Our executive management team has extensive experience in the medical device industry in general, and particularly in the field of sleep apnea and respiratory care. We intend to continue to leverage the experience and expertise of these individuals to maintain our innovative approach to the development of products and solutions and to increase awareness of the serious medical problems caused by sleep apnea and the use of non-invasive ventilation to treat COPD and other chronic respiratory diseases.

●	Make it easy for both patients and professionals to interact and do business with Us: We are simplifying our training, our software, and our products in order to make working with us smooth and easy and a great customer experience.

●	Pursue strategically adjacent markets and international opportunities: We believe there is a significant opportunity for our products outside the United States. We have begun an initial assessment of the development and commercialization of markets outside of North America, and we plan to conduct further strategic evaluation of such markets as we expand our market penetration throughout the United States, Canada, the Middle East, Australia, and Europe.

Product Development and Clinical Trials

Sales and Marketing

We plan to market the DeltaWave product in the U.S., as follows:

●	Submit manufacture orders to our manufacturer according to market demand

●	Negotiate and secure agreements with industry distributor partners

●	Secure agreements with Internet retailers for online sales

●	Market DeltaWave at respiratory trade shows, social media, press releases

●	Market and generate online sales through our website supplemented by search engine optimization,

●

Disseminate press releases to media outlets and publications that reach sleep medical practices and DME managers/distributors, including trade publications like Sleep Medicine, Sleep Review, Sleep, The Sleep Magazine

●	Attend sleep and healthcare, respiratory industry trade shows

Target Market

Our target market includes:

●	Sleep product distributors that will distribute our product

●	Home care dealers

●	Private sleep labs

●	Product end users

●	Physicians, particularly sleep physicians

●	Medical groups

●	Hospitals

●	Medical associations, such as the American Academy of Sleep Medicine and the American Sleep Association

We expect that most of our revenues will be in the home care dealers and hospital target market.

Manufacturing

Our product will be manufactured by mold makers.  We presently have molds made in China; however, we are considering relocating the manufacturing of our molds to the United States.

Operations Contingent Upon Adequate Financing

Our entire business plan, including our ability to conduct manufacturing, marketing, generate sales and further develop products, are entirely dependent upon adequate financing. Should we fail to obtain adequate financing: (a) our financial condition will be negatively affected; (b) we will be unable to conduct the essential aspects of our business plan, including marketing as reflected above; (c) investments in our common stock will be negatively impacted; (d) we will be forced to liquidate our business and file for bankruptcy protection.

Service and Warranty

Competition and Market Barriers

The markets for our products are highly competitive. We believe that the principal competitive factors in all of our markets are product features, value-added solutions, reliability and price. Customer support, reputation and efficient distribution are also important factors. Our competitors have greater financial, operational and personnel resources than we do. We will attempt to overcome our competitors’ competitive advantages by emphasizing the advantages of our DeltaWave product.

Our primary competitors include Philips BV; Fisher & Paykel Healthcare Corporation Limited; DeVilbiss Healthcare; Apex Medical Corporation; BMC Medical Co. Ltd.; ResMed; Naus Medical; CareFusion; InnoMed; and TAP. ResMed is the market leader (45% of market share), followed by Philips (30%), and Fisher/Paykel (12%). Our competitors offer a full range of sleep products.

Our DeltaWave product will have to compete with surgical procedures, nerve stimulation devices and dental appliances designed to treat sleep apnea-related respiratory conditions for market acceptance and market share. An important factor in such competition may be the timing of market introduction of competitive products and solutions. Accordingly, the speed with which we can complete clinical testing and regulatory clearance processes and provide commercial supply of products and solutions to the market are important competitive factors. In addition, our ability to compete will continue to be dependent on successfully protecting our patents and other intellectual property.

Government Regulations

FDA

Our products are subject to extensive regulation particularly as to safety, efficacy and adherence to FDA Quality System Regulation, and related manufacturing standards. Medical device products are subject to rigorous FDA and other governmental agency regulations in the United States and similar regulations of foreign agencies abroad. The FDA regulates the design, development, research, preclinical and clinical testing, introduction, manufacture, advertising, labeling, packaging, marketing, distribution, import and export, and record keeping for such products, to ensure that medical products distributed in the United States are safe and effective for their intended use. In addition, the FDA is authorized to establish special controls to provide reasonable assurance of the safety and effectiveness of most devices. Non-compliance with applicable requirements can result in import detentions, fines, civil and administrative penalties, injunctions, suspensions or losses of regulatory approvals, recall or seizure of products, operating restrictions, refusal of the government to approve product export applications or allow us to enter supply contracts, and criminal prosecution.

Unless an exemption applies, the FDA requires that a manufacturer introducing a new medical device or a new indication for use of an existing medical device obtain either a Section 510(k) premarket notification clearance or a premarket approval, or PMA, before introducing it into the U.S. market. The type of marketing authorization is generally linked to the classification of the device. The FDA classifies medical devices into one of three classes (Class I, II or III) based on the degree of risk the FDA determines to be associated with a device and the level of regulatory control deemed necessary to ensure the device’s safety and effectiveness.

Our products currently marketed in the United States are marketed in reliance on 510(k) pre-marketing clearances as either Class I or Class II devices. The process of obtaining a Section 510(k) clearance generally requires the submission of performance data and often clinical data, which in some cases can be extensive, to demonstrate that the device is “substantially equivalent” to a device that was on the market before 1976 or to a device that has been found by the FDA to be “substantially equivalent” to such a pre-1976 device, a predecessor device is referred to as “predicate device.” As a result, FDA clearance requirements may extend the development process for a considerable length of time. In addition, in some cases, the FDA may require additional review by an advisory panel, which can further lengthen the process. The PMA process, which is reserved for new devices that are not substantially equivalent to any predicate device and for high-risk devices or those that are used to support or sustain human life, may take several years and requires the submission of extensive performance and clinical information.

Medical devices can be marketed only for the indications for which they are cleared or approved. After a device has received 510(k) clearance for a specific intended use, any change or modification that significantly affects its safety or effectiveness, such as a significant change in the design, materials, method of manufacture or intended use, may require a new 510(k) clearance or PMA approval and payment of an FDA user fee. The determination as to whether a modification could significantly affect the device’s safety or effectiveness is initially left to the manufacturer using available FDA guidance; however, the FDA may review this determination to evaluate the regulatory status of the modified product at any time and may require the manufacturer to cease marketing and recall the modified device until 510(k) clearance or PMA approval is obtained. The manufacturer may also be subject to significant regulatory fines or penalties. The FDA is currently reviewing its guidance describing when it believes a manufacturer is obligated to submit a new 510(k) for modifications or changes to a previously cleared device. The FDA is expected to issue revised guidance to assist device manufacturers in making this determination. It is unclear whether the FDA’s approach in this new guidance will result in substantive changes to existing policy and practice regarding the assessment of whether a new 510(k) is required for changes or modifications to existing devices.

Any devices we manufacture and distribute pursuant to clearance or approval by the FDA are subject to pervasive and continuing regulation by the FDA and certain state agencies. These include product listing and establishment registration requirements, which help facilitate FDA inspections and other regulatory actions. As a medical device manufacturer, our manufacturing facilities are subject to inspection on a routine basis by the FDA. We are required to adhere to applicable regulations setting forth detailed cGMP requirements, as set forth in the QSR, which require, manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all phases of the design and manufacturing process. Noncompliance with these standards can result in, among other things, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, refusal of the government to grant 510(k) clearance or PMA approval of devices, withdrawal of marketing approvals and criminal prosecutions. We believe that our design, manufacturing and quality control procedures are in compliance with the FDA’s regulatory requirements.

We must also comply with post-market surveillance regulations, including medical device reporting, or MDR, requirements which require that we review and report to the FDA any incident in which our products may have caused or contributed to a death or serious injury. We must also report any incident in which our product has malfunctioned if that malfunction would likely cause or contribute to a death or serious injury if it were to recur.

Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Medical devices approved or cleared by the FDA may not be promoted for unapproved or un-cleared uses, otherwise known as “off-label” promotion. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution.

Other Healthcare Laws

Even though we do not submit claims or bill governmental programs and other third-party payers directly for reimbursement for our products sold in the United States, we are still subject to laws and regulations that may restrict our business practices, including, without limitation, anti-kickback, false claims, physician payment transparency and data privacy and security laws. The government has interpreted these laws broadly to apply to the marketing and sales activities of manufacturers and distributors like us.

The federal Anti-Kickback Statute prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, in cash or in kind, in exchange for or to induce either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service for which payment may be made, in whole or in part, under federal healthcare programs such as Medicare and Medicaid. In addition, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The civil False Claims Act also applies to false submissions that cause the government to be paid less than the amount to which it is entitled, such as a rebate. Intent to deceive is not required to establish liability under the civil False Claims Act.

The Federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the Anti-Kickback Statute, a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them to have committed a violation.

Also, many states and countries outside the U.S. have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs.

Under HIPAA, the Department of Health and Human Services, or HHS, has issued regulations to protect the privacy and security of protected health information used or disclosed by covered entities including health care providers, such as us. HIPAA also regulates standardization of data content, codes and formats used in health care transactions and standardization of identifiers for health plans and providers. Penalties for violations of HIPAA regulations include civil and criminal penalties. In addition to federal privacy and security regulations, there are state laws governing confidentiality and security of health information that are applicable to our business. New laws governing privacy may be adopted in the future as well. Failure to comply with privacy requirements could result in civil or criminal penalties, which could have a materially adverse effect on our business.

Additionally, there has been a recent trend of increased federal and state regulation of payments and transfers of value provided to healthcare professionals or entities. The Physician Payment Sunshine Act was enacted in law as part of PPACA, which imposed new annual reporting requirements on device manufacturers for payments and other transfers of value provided by them, directly or indirectly, to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their family members. A manufacturer’s failure to submit timely, accurately and completely the required information for all payments, transfers of value or ownership or investment interests may result in civil monetary penalties. Certain states also mandate implementation of commercial compliance programs, impose restrictions on device manufacturer marketing practices and/or require the tracking and reporting of gifts, compensation and other remuneration to healthcare professionals and entities.

The shifting commercial compliance environment and the need to build and maintain robust systems to comply with different compliance or reporting requirements in multiple jurisdictions increase the possibility that a healthcare company may fail to comply fully with one or more of these requirements. If our operations are found to be in violation of any of the health regulatory laws described above or any other laws that apply to us, we may be subject to penalties, including potentially significant criminal and civil and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government healthcare programs, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Environmental Regulation

Our operations are not subject to environmental regulation.

Human Capital

As of the date of this Prospectus, the Company had two full-time employees. All other services are provided by independent contractors. Personnel will be added on an as-needed basis and based on available funds. We are committed to diversity, equity, and inclusion as part of our growth strategy. We will treat each employee and job applicant without regard to race, color, age, sex, religion, national origin, citizenship, sexual orientation, gender identity, ancestry, veteran status, or any other category protected by law. We believe in allocating resources and establishing, in an equitable manner, policies and procedures that are fair, impartial, and just. To provide a diverse and inclusive workplace, we will focus our efforts on creating a culture where all employees can contribute their skills and talents and be themselves.

Intellectual Property

Environmental, Social and Governance

We are committed to ESG causes. As we start to hire additional employees, our hiring efforts will focus on diversity, inclusion, and equity.

Seasonality

Our business is not subject to seasonality.

Research and Development

Legal Proceedings

The Company may from time to time be involved in various claims and legal proceedings of a nature it believes are normal and incidental to its business. These matters may include product liability, intellectual property, employment, personal injury caused by the Company’s employees, and other general claims. The Company is not presently a party to any legal proceedings that, in the opinion of its management, are likely to have a material adverse effect on its business. Regardless of outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors.

Properties

Our principal executive office is located at 14175 Icot Boulevard, Suite 300, Clearwater, Florida 33760. The space is a 10,000 sq ft office/warehouse facility, with seven office spaces; assembly rooms; and, warehouse storage for inventory. At the current time, this space is suitable for the conduct of our business.

Going Concern

We are dependent upon the receipt of capital investment and other financing to fund our ongoing operations and to execute our business plan. If continued funding and capital resources are unavailable at reasonable terms, we may not be able to implement our plan of operations. We may be required to obtain alternative or additional financing, from financial institutions or otherwise, in order to maintain and expand our existing operations. The failure by us to obtain such financing would have a material adverse effect upon our business, financial condition and results of operations.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our independent registered public accounting firm has included an explanatory paragraph in their report in our audited financial statements for the fiscal year ended December 31, 2022, to the effect that our limited operations and lack of profitability raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern within one year after the date that the financial statements are issued. We may be required to cease operations which could result in our stockholders losing all or almost all of their investment.

Available Information

The Company expects to continue to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, proxy statements and other information with the SEC. Any materials filed by the Company with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the SEC’s Public Reference Room is available by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains annual, quarterly and current reports, proxy statements and other information that issuers (including the Company) file electronically with the SEC. The Internet address of the SEC’s website is http://www.sec.gov. The Company also provides a link on its website to our reports, amendments thereto, and other information, free of charge. The link can be accessed at www.remsleep.com, at the “Investors” tab, and then clicking on “Filings/XBRL”. Our corporate offices are located at 14175 Icot Boulevard, Suite 300, Clearwater, Florida, 33760. Our telephone number is (727) 955-4465.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information concerning our company’s executive management.

Name	Age	Position(s)
Thomas J. Wood	75	Chief Executive Officer, President, Secretary and Director

Our directors serve until a successor is elected and qualified. Our officers are elected by the Board of Directors to a term of one (1) year and serves until their successor(s) is duly elected and qualified, or until they are removed from office. No family relationships have ever existed between any of our current and past officers and directors. There are no agreements with respect to electing directors. Except as set forth below, our sole director has never held any directorships during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act, or of any company registered as an investment company under the Investment Company Act of 1940.

Certain information regarding the background of our sole officer and director is set forth below.

Thomas J. Wood has been our Chief Executive Officer and Director effective January 1, 2015. From May 23, 2013 to the present, he has been the Managing Member of REMSleep, LLC, an Iowa limited liability company. Thomas J. Wood has been awarded several U.S. patents in the area of sleep apnea. He is the inventor and developer of Nasal Aire, which won the 2004 Frost and Sullivan Award for Product Innovation. His US Patents also include the Nasal Aire II and Petite Nasal Aire. Tom has 25 years of experience as a respiratory therapist in the ICU at Baylor Medical Center and Parkland Memorial hospitals in Dallas, Texas. He also worked for two years with the Muscular Dystrophy Association, responsible for respiratory care for patients with Amyotrophic Lateral Sclerosis.

Conflicts of Interest

We do not currently foresee any conflict of interest.

Indemnification of Directors and Officers

Our Articles of Incorporation and Bylaws, both as amended to date, provide for the indemnification of our officers and directors to the fullest extent permitted by Nevada law.

Board Composition

Our Board of Directors currently consists of one member, Thomas J. Wood. Mr. Wood, through his ownership of Series C Preferred Stock, has the right to appoint a majority of our Board of Directors and control all matters submitted to a vote of our shareholders.

Board Committees

Our Board does not currently have a standing Audit Committee, Compensation Committee or Nominating/Corporate Governance Committee, due the Board’s limited size and the Company’s limited operations. Our sole director performs all functions that would otherwise be performed by committees, as it is not practical for us to have committees other than those described above, or to have more than two directors on such committees. If we are able to grow our business and increase our operations, we intend to expand the size of our Board and our committees and allocate responsibilities accordingly.

Board Leadership Structure and Risk Oversight

The Board of Directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees, when established, will provide risk oversight in respect of its areas of concentration and report material risks to the board for further consideration.

Independence of Board of Directors

Our sole director is not independent, within the meaning of definitions established by the SEC or any self-regulatory organization. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include independent directors.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our Chief Executive Officer, Thomas J. Wood, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We will attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC, so that all shareholders have access to information about us at the same time. Mr. Wood collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

Code of Ethics

As of the date of this Prospectus, our Board of Directors has not adopted a code of ethics with respect to our directors, officers and employees.

Legal Proceedings

To our knowledge, (i) no director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years; (ii) no director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years; (iii) no director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years; and (iv) no director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table provides information as to cash compensation of all executive officers of the Company, for each of the Company’s last two fiscal years.

					Stock	Option	Non-Equity Incentive Plan	Nonqualified Deferred Compensation	All Other
Name and	Year Ended	Salary		Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
principal position	12/31	($)		($)	($)	($)	($)	($)	($)	($)
Russell Bird	2023		$0	$0	$0	$0	$0	$0	$0		$0
(Former Chairman)	2022		$81,000	$0	$0	$0	$0	$0	$0		$81,000
Tom Wood	2023	$	_	$0	$0	$0	$0	$0	$0	$	_
(Chief Executive Officer)	2022		$84,000	$0	$0	$0	$0	$0	$0		$84,000
Jonathan B. Lane	2023	$	_	$0	$0	$0	$0	$0	$0	$	_
(Former Vice President and Chief Technology Officer)	2022		$66,000	$0	$0	$0	$0	$0	$0		$66,000

Outstanding Option Awards

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this Prospectus, for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas J. Wood	---	---	---	---	n/a	---	n/a	---	---

Employment Agreements

Thomas J. Wood. The Company executed a new employment agreement with Mr. Wood on April 1, 2022. Per the terms of the agreement Mr. Wood is to be compensated $8,000 per month. As of December 31, 2022 and 2023, there is $2,000 and $2,000 of accrued compensation, respectively, due to Mr. Wood. During the years ended December 31, 2022 and 2021, cash payments of $48,000 and $46,000, respectively, were paid to Mr. Wood.

Outstanding Equity Awards

Our Board of Directors has made no equity awards and no such award is pending.

Long-Term Incentive Plans

We currently have no employee incentive plans.

Director Compensation

Our directors receive no compensation for their serving as directors.

Executive Compensation Philosophy

Our board of directors determines the compensation given to our executive officers in their sole determination. Our board of directors reserves the right to pay our executive or any future executives a salary, and/or issue them shares of common stock in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our board of directors has not granted any performance base stock options to date, the board of directors reserves the right to grant such options in the future, if the board of directors in its sole determination believes such grants would be in our best interests.

Incentive Bonus

Our board of directors may grant incentive bonuses to our executive officers and/or future executive officers in its sole discretion, if the board of directors believes such bonuses are in our best interests, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support our long-term business strategy we may award our executives and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our board of directors. We do not currently have any immediate plans to grant any additional awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

Except as set out below, since the beginning of our last two fiscal years, there have been no transactions, or currently proposed transactions, in which we were or is to be a participant and the amount involved exceeds $120,000, and in which any of the following people had or will have a direct or indirect material interest:

●	Any of our directors or executive officers;

●	Any immediate family member of our directors or executive officers; and

●	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

Related-Party Advances

The Company has received support from parties related through common ownership and directorship. These loans are unsecured, and due on demand. As of December 31, 2022 and 2021, the balance due on these loans is $179,191 and $179,191, respectively. Beginning on January 1, 2019, the balance due accrues interest at 12.5%. As of December 31, 2021, total accrued interest is $67,505.

Employment Agreements

Thomas J. Wood. The Company executed a new employment agreement with Mr. Wood on April 1, 2022. Per the terms of the agreement Mr. Wood is to be compensated $8,000 per month. As of December 31, 2022 and 2023, there is $2,000 and $2,000 of accrued compensation, respectively, due to Mr. Wood. During the years ended December 31, 2022 and 2021, cash payments of $48,000 and $46,000, respectively, were paid to Mr. Wood.

Stock Issuances

Common Stock. On June 14, 2019, we granted 25,000,000 shares of common stock to each of Mr. Wood and Mr. Bird for services rendered on behalf of our company. These shares were valued at $0.04 per share, the closing stock price on the date of grant, for total non-cash compensation expense of $2,000,000.

Preferred Stock. On June 14, 2019, we granted 500,000 shares of Series A preferred stock to Mr. Bird for services rendered on behalf of our company. The shares were valued at $0.04, the closing price of our common stock on the date of grant, for total non-cash compensation expense of $20,000. The closing price for common stock was deemed an acceptable method for valuation as one share of Series A preferred stock is convertible into one share of common stock.

On November 23, 2020, we granted 500,000 shares of Series A preferred stock to Mr. Bird for services rendered on behalf of our company. The shares were valued at $0.0025, the closing price of our common stock on the date of grant, for total non-cash compensation expense of $1,250. The closing price for common stock was deemed an acceptable method for valuation as one share of Series A preferred stock is convertible into one share of common stock.

On November 23, 2020, we granted 500,000 shares of Series A preferred stock to Mr. Wood for services rendered on behalf of our company. The shares were valued at $0.0025, the closing price of our common stock on the date of grant, for total non-cash compensation expense of $1,250. The closing price for common stock was deemed an acceptable method for valuation as one share of Series A preferred stock is convertible into one share of common stock.

On November 23, 2020, we granted 250,000 shares of Series B preferred stock to Mr. Bird for services rendered on behalf of our company. The shares were valued at $0.0025, the closing price of our common shares on the date of grant, multiplied by 100, for total non-cash compensation expense of $62,500. The closing price for common stock multiplied by 100 was deemed an acceptable method for valuation as one share of Series B preferred stock is convertible into 100 shares of common stock.

On November 23, 2020, the Company granted 250,000 shares of Series B preferred stock to Mr. Wood for services rendered on behalf of our company. The shares were valued at $0.0025, the closing price of our common shares on the date of grant, multiplied by 100, for total non-cash compensation expense of $62,500. The closing price for common stock multiplied by 100 was deemed an acceptable method for valuation as one share of Series B preferred stock is convertible into 100 shares of common stock.

On September 6, 2023, the Company entered into an intellectual property assignment agreement (the “IP Purchase Agreement”) with Mr. Wood, pursuant to which the Company has agreed to issue to Mr. Wood a total of 2,000,000 shares of Series C Preferred Stock. Each share of Series C Preferred Stock is convertible into 300 shares of Company Common Stock. Additionally, the holders of Series C Preferred Stock have voting rights representing 81% of the combined voting power of Common Stock and preferred stock.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval, or ratification of transactions with our executive officers, directors, and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval, or ratification of our board of directors, or an appropriate committee thereof. Going forward, our directors will continue to approve any related party transaction.

Director Independence

Our board of directors is currently composed of a single member, Thomas Wood, who does not qualify as an independent director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 2024, certain information concerning the beneficial ownership of our common stock and Series A and C Preferred Stock by (i) each stockholder known by us to own beneficially five percent or more of any of our outstanding common stock or our Series A, B, or C Preferred Stock; (ii) each director; (iii) each named executive officer, as defined in Item 402 of Regulation S-K; and (iv) all of our executive officers and directors as a group, and their percentage ownership and voting power. As of February 1, 2024, there were (i) 1,461,616,601 shares of common stock issued; (ii) 15,000,000 shares of Preferred Stock issued and outstanding (that are convertible into 1,555,000,000 shares of common stock, with total voting power of 81% of all issued and outstanding shares of Common Stock).

Unless otherwise stated, beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the number of shares beneficially owned +by such person is deemed to include the number of shares beneficially owned by such person by reason of such acquisition rights, and the total number of shares outstanding is also deemed to include such shares (but not shares subject to similar acquisition rights held by any other person, except with respect to the percentage ownership of directors and officers as a group) for purposes of that calculation. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual ownership or voting power at any particular date. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The following table sets forth information about the beneficial ownership of our capital stock at February 13, 2024, for:

●	each person known to us to be the beneficial owner of more than 5% of our common stock;

●	each named executive officer;

●	each of our directors; and

●	all of our named executive officers and directors as a group.

Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of RemSleep Holdings, Inc., 14175 Icot Boulevard, Suite 300, Clearwater, Florida 33760. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options, warrants, preferred stock or restricted stock units held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of February 13, 2024. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of Shareholder	Number of Shares Beneficially Owned		Percentage Beneficially Owned (1)
Common Stock
Directors and Executive Officers
Thomas J. Wood	75,969,494	(2)	4.86%
Russell F. Bird	76,219,494	(2)	4.88%
Jonathan B. Lane	1,000,000		*
Officers and directors, as a group (3 persons)	153,188,989	(3)	9.81%

Series A Preferred Stock (4)
Thomas J. Wood	2,500,000		50.00%
Russell B. Lane	2,500,000		50.00%

Series B Preferred Stock (5)
Thomas J. Wood	500,000		50.00%
Russell B. Lane	500,000		50.00%

Series C Preferred Stock (6)
Thomas J. Wood	500,000		50.00%

*	Less than 1%.
(1)

We have based our calculation of the percentage of beneficial ownership of common stock on 1,461,616,601 shares outstanding as of February 13, 2024. Except in the case of the holders thereof, our calculation does not give effect to the 100,000,000 shares of our common stock issuable upon conversion of the 1,000,000 shares of Series B Convertible Preferred Stock that were issued and outstanding as of February 13, 2024.

(2)	Includes 50,000,000 shares of Common Stock issuable upon conversion of 500,000 shares Series B Preferred Stock.
(3)	Includes 100,000,000 shares of Common Stock issuable upon conversion of 1,000,000 shares Series B Preferred Stock.
(4)	Each share of Series A Preferred Stock is convertible into one share of Common Stock at any time after our net profits exceed $1,000,000 and has the voting power of 25 shares of Common Stock.
(5)	Each share of Series B Preferred Stock is convertible into 100 shares of Common Stock and has the voting power of 100 shares of Common Stock.
(6)

Each share of Series C Preferred Stock is convertible into 300 shares of Common Stock; the holder of Series C Preferred Stock have voting rights representing 81% of the combined voting power of Common Stock and preferred stock.

SHARES ELIGIBLE FOR FUTURE SALE

The sale of a substantial number of shares of our Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our Common Stock. In addition, any such sale or perception could make it more difficult for us to sell equity, or equity related, securities in the future at a time and price that we deem appropriate. If and when this Registration Statement becomes effective, we might elect to adopt a stock option plan and file a Registration Statement under the Securities Act registering the shares of Common Stock reserved for issuance thereunder. Following the effectiveness of any such Registration Statement, the shares of Common Stock issued under such plan, other than shares held by affiliates, if any, would be immediately eligible for resale in the public market without restriction.

The sale of shares of our Common Stock which are not registered under the Securities Act, known as “restricted” shares, typically are effected under Rule 144. As of February 1, 2024, we had outstanding an aggregate of 1,461,616,601 shares of Common Stock, of which approximately 54,929,546 shares are restricted Common Stock. All our shares of Common Stock might be sold under Rule 144 after having been held for six months. No prediction can be made as to the effect, if any, that future sales of “restricted” shares of our Common Stock, or the availability of such shares for future sale, will have on the market price of our Common Stock or our ability to raise capital through an offering of our equity securities.

All of the shares of our Common Stock sold under this Prospectus will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate or held by our current stockholders, or issued by us in connection with the conversion or exercise of the preferred stock, warrants and options described above, may not be resold except pursuant to an effective registration statement or an exemption from registration, including the exemption under Rule 144 of the Securities Act described below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90-days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90-days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the current public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

●	1.0% of the then outstanding shares of our common stock; or

●	the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed on Form 144.

Such sales by affiliates under Rule 144 are also subject to restrictions relating to the manner of sale, notice requirements, and the availability of current public information about us, and to the holding period requirements set forth above if the shares are restricted securities.

Rule 701

Rule 701 of the Securities Act, as currently in effect, permits each of our employees, officers, directors, and consultants, to the extent such persons are not “affiliates” as that term is defined in Rule 144, who purchased or received our shares pursuant to a written compensatory plan or contract, to resell such shares in reliance upon Rule 144, but without compliance with the specific requirements regarding the availability of public information or holding periods thereunder. Rule 701 provides that affiliates who purchased or received shares pursuant to a written compensatory plan or contract are eligible to resell their Rule 701 shares under Rule 144 without complying with the holding period requirement of Rule 144.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorize a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act. In addition, our Amended and Restated Bylaws provide that we have the authority to indemnify our directors and officers and may indemnify our employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by Nevada law. We are also empowered under our Bylaws to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Newlan Law Firm, PLLC, 2201 Long Prairie Road, Suite 107-762, Flower Mound, Texas 75022.

EXPERTS

Our balance sheets as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2022 and 2021, included in this Prospectus have been audited by Fruci & Associates II, PLLC, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly, and special reports, proxy statements and other information with the SEC. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov). At some point in the near future we intend to make our reports, amendments thereto, and other information available, free of charge, on a website for the Company. At this time, the Company does not provide a link on its website to such filings, and there is no estimate for when such a link on the Company’s website will be available.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered hereby. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this Prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

REMSLEEP HOLDINGS, INC.
BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$904,363	$1,841,988
Accounts receivable	40,560	11,698
Prepaid	7,500	—
Inventory	886,026	1,056,007
Total current assets	1,838,449	2,909,693

Other asset	10,000	10,000
Right of use asset	209,153	303,227
Property and equipment, net	210,096	137,980

Total Assets	$2,267,698	$3,360,900

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$15,750	$54,845
Accrued compensation	61,000	52,000
Accrued interest – related party	—	90,119
Loan payable – related party	—	179,191
Due to a related party	—	4,740
Operating lease liability – current portion	115,388	93,241
Total current liabilities	192,138	474,136
Long Term Liabilities
Operating lease liability – net of current portion	86,912	178,226
Total Liabilities	279,050	652,362

Commitments and Contingencies	—	—

STOCKHOLDERS’ EQUITY (DEFICIT):

Series A preferred stock, $0.001 par value, 5,000,000 shares authorized, 5,000,000 and issued and outstanding	5,000	5,000
Series B preferred stock, $0.001 par value, 5,000,000 shares authorized, 500,000 shares issued	500	500
Series C preferred stock, $0.001 par value, 5,000,000 shares authorized, 2,000,000 and 0 shares issued and outstanding, respectively	2,000	—
Common stock, $0.001 par value, 3,000,000,000 shares authorized, 1,461,616,601 shares issued and outstanding	1,461,615	1,461,615
Discount to common stock	(94,708)	(94,708)
Additional paid in capital	13,749,052	13,751,052
Accumulated Deficit	(13,134,811)	(12,414,921)
Total Stockholders’ Equity (Deficit)	1,988,648	2,708,538

Total Liabilities and Stockholders’ Equity (Deficit)	$2,267,698	$3,360,900

The accompanying notes are an integral part of these unaudited financial statements.

REMSLEEP HOLDINGS, INC.
STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$51,947	$137,568	$196,262	$257,238
Cost of goods sold	49,940	86,250	173,578	176,010
Gross margin	$2,007	$51,318	$22,684	$81,228

Operating Expenses:
Professional fees	$30,690	$14,200	$78,392	$100,165
Compensation expense – related party	32,000	72,000	144,000	165,000
Development expense	13,887	121,170	89,599	184,888
Lease expense	33,590	21,296	103,089	51,160
General and administrative	163,167	129,156	321,298	385,720

Total operating expenses	273,334	357,822	736,378	886,933

Loss from operations	(271,327)	(306,504)	(713,694)	(805,705)

Other expense:
Interest expense	—	(5,656)	(7,090)	(231,734)
Gain (loss) on disposal of fixed assets	894	—	894	(28,264)
Change in fair value of derivative	—	—	—	(3,048)
Total other expense	894	(5,656)	(6,196)	(263,046)

Loss before income taxes	(270,433)	(312,160)	(719,890)	(1,068,751)

Provision for income taxes	—	—		—

Net Loss	$(270,433)	$(312,160)	$(719,890)	$(1,068,751)

Net loss per share, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average common shares outstanding, basic and diluted	1,461,616,601	1,461,616,601	1,461,616,601	1,435,343,158

The accompanying notes are an integral part of these unaudited financial statements.

REMSLEEP HOLDINGS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock		Discount to Common	Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Stock	Capital	Deficit	Total
Balance, December 31, 2022	5,000,000	$5,000	500,000	$500	—	$—	1,461,616,601	$1,461,615	$(94,708)	$13,751,052	$(12,414,921)	$2,708,538
Net Loss	—	—	—	—	—	—	—	—	—	—	(226,259)	(226,259)
Balance, March 31, 2023	5,000,000	5,000	500,000	500	—	—	1,461,616,601	1,461,615	(94,708)	13,751,052	(12,641,180)	2,482,279
Net Loss	—	—	—	—	—	—	—	—	—	—	(223,198)	(223,198)
Balance, June 30, 2023	5,000,000	5,000	500,000	500	—	—	1,461,616,601	1,461,615	(94,708)	13,751,052	(12,864,378)	2,259,081
Shares issued intangibles – related party	—	—	—	—	2,000,000	2,000	—	—	—	(2,000)	—	—
Net Loss	—	—	—	—	—	—	—	—	—	—	(270,433)	(270,433)
Balance, September 30, 2023	5,000,000	$5,000	500,000	$500	2,000	$2,000	1,461,616,601	$1,461,615	$(94,708)	$13,749,052	$(13,134,811)	$1,988,648

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Discount to Common	Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Stock	Capital	Deficit	Total
Balance, December 31, 2021	5,000,000	$5,000	500,000	$500	1,234,008,735	$1,234,006	$(94,708)	$11,865,439	$(10,391,615)	$2,618,622
Common stock issued for conversion of debt	—	—	—	—	34,799,374	34,801	—	505,036	—	539,837
Common stock issued for cash	—	—	—	—	114,000,000	114,000	—	741,000	—	855,000
Warrants converted to common stock	—	—	—	—	70,128,204	70,128	—	(70,128)	—	—
Net Loss	—	—	—	—	—	—	—	—	(316,299)	(316,299)
Balance, March 31, 2022	5,000,000	5,000	500,000	500	1,452,936,313	1,452,935	(94,708)	13,041,347	(10,707,914)	3,697,160
Common stock issued for conversion of debt	—	—	—	—	8,680,288	8,680	—	172,973	—	181,653
Net Loss	—	—	—	—	—	—	—	—	(440,292)	(440,292)
Balance, June 30, 2022	5,000,000	5,000	500,000	500	1,461,616,601	1,461,615	(94,708)	13,214,320	(11,148,206)	3,438,521
Net Loss	—	—	—	—	—	—	—	—	(312,160)	(312,160)
Balance, September 30, 2022	5,000,000	$5,000	500,000	$500	1,461,616,601	$1,461,615	$(94,708)	$13,214,320	$(11,460,366)	$3,126,361

The accompanying notes are an integral part of these unaudited financial statements.

REMSLEEP HOLDINGS, INC.
STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(719,890)	$(1,068,751)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	63,839	46,606
Change in fair value of derivative	—	3,048
Discount amortization	—	206,157
Gain (loss) on disposal of fixed assets	—	28,264
Operating lease expense	24,907	10,100
Changes in Operating Assets and Liabilities:
Accounts receivable	(28,862)	(15,200)
Prepaids and other assets	(7,500)	(70,656)
Inventory	169,981	(1,128,423)
Accounts payable	(39,095)	17,734
Accrued compensation – related party	9,000	5,000
Accrued interest	—	(13,521)
Accrued interest – related party	(90,119)	16,958
Net cash used by operating activities	(617,739)	(1,962,684)

Cash Flows from Investing Activities:
Purchase of property and equipment	(135,955)	(71,462)
Net cash used by investing activities	(135,955)	(71,462)

Cash Flows from Financing Activities:
Repayment of loans	—	(45,000)
Repayment of loans – related party	(183,931)	—
Cash advance – related party	—	1,523
Proceeds from sale of common stock	—	855,000
Net cash (used) provided by financing activities	(183,931)	811,523

Net change in cash	(937,625)	(1,222,623)
Cash at beginning of the period	1,841,988	3,383,568
Cash at end of the period	$904,363	$2,160,945

Supplemental cash flow information:
Interest paid in cash	$—	$22,140
Taxes paid	$—	$—

Supplemental non-cash disclosure:
Common stock issued for conversion of note payable principal and accrued interest	$—	$427,730
Establish right of use asset	$—	$328,803

The accompanying notes are an integral part of these unaudited financial statements.

REMSLEEP HOLDINGS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

NOTE 1 - BACKGROUND

Business Activity

REMSleep Holdings, Inc., (the “Company”) was incorporated in the State of Nevada on June 6, 2007. On January 5, 2015 the name of the Company was changed to REMSleep Holdings, Inc. and the business model was changed to reflect the new direction of the Company; to develop and distribute products to help people affected by sleep apnea. On May 30, 2015 REMSleep LLC was formally merged into REMSleep Holdings, Inc.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). These financial statements and the notes attached hereto should be read in conjunction with the financial statements and notes included in the Company’s 10-K for its fiscal year ended December 31, 2022. In the opinion of the Company, all adjustments, including normal recurring adjustments necessary to present fairly the financial position of the Company, as of September 30, 2023, and the results of its operations and cash flows for the nine months then ended have been included. The results of operations for the interim period are not necessarily indicative of the results for the full year ending December 31, 2023.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. At times, such deposits may be in excess of the Federal Deposit Insurance Corporation insurable amount (“FDIC”). As of September 30, 2023, the Company had $654,363 of cash above the FDIC’s $250,000 coverage limit.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the periods ended September 30, 2023 and December 31, 2022.

Property and Equipment

Fixed assets are carried at the lower of cost or net realizable value. All fixed assets with a cost of $2,000 or greater are capitalized. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized over the lesser of the remaining term of the lease or the estimated useful life of the asset. Major betterments that extend the useful lives of assets are also capitalized. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations.

Basic and Diluted Earnings Per Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented. Diluted amounts are not presented when the effect of the computations are anti-dilutive due to the losses incurred. Accordingly, there is no difference in the amounts presented for basic and diluted loss per share.

As of September 30, 2023, the Company had approximately 15,000,000 potentially dilutive shares from Series A preferred stock, 50,000,000 from Series B preferred stock and 600,000,000 from Series C preferred stock.

As of September 30, 2022, the Company had 139,714,286 potentially dilutive shares of common stock warrants, 5,000,000 shares from Series A preferred stock and 50,000,000 from Series B preferred stock.

Stock-based Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 allows companies to account for nonemployee awards in the same manner as employee awards. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP) and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3:	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable approximates the fair value of such instruments as the notes bear interest rates that are consistent with current market rates.

Revenue Recognition

The Company recognizes revenue under ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

All orders are received online at which time payment is made. When payment is approved the product is shipped. When the product ships control of the promised goods is transferred to the customers and the revenue is recognized.

Warranties

The Company is currently selling its ResPlus Auto CPAP Machine (“ResPlus”). The ResPlus is imported by the Company and sold primarily to Durable Medical Equipment companies to patients with sleep apnea. The manufacturer warranties the unit for 2 years parts and labor. During the last twelve months the Company has received back eight units for warranty repair, out of approximately 1,000 units sold. As of September 30, 2023, there is no accrual for warranty expense due to the low cost of replacement to date. If returns are to increase, management will determine if it needs to account for the cost of returns and establish a warranty accrual.

Accounts Receivable

Revenues that have been recognized but not yet received are recorded as accounts receivable. Losses on receivables will be recognized when it is more likely than not that a receivable will not be collected. An allowance for estimated uncollectible amounts will be recognized to reduce the amount of receivables to its net realizable value when needed. As of September 30, 2023, management has determined that an allowance for doubtful account is not required as all amounts are considered to be collectible.

Inventories

Inventories are stated at the lower of cost or net realizable value. Inventory on hand consists of finished goods purchased from third parties. When there is evidence that the inventory’s value is less than original cost, the inventory is reduced to market value. We determine market value on current resale amounts and whether technological obsolescence exists.

Recently Adopted Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 - GOING CONCERN

The accompanying unaudited financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $13,134,811 at September 30, 2023, had a net loss of $719,890 and net cash used in operating activities of $617,739 for the nine months ended September 30, 2023. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors over the next twelve months raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

The Company has completed its initial product development and has begun selling its product in Q2 of 2022. In addition, the Company has been in the process of obtaining its 510k for its DeltaWave product. FDA approval is expected by the fourth quarter of 2023. The Company will continue to finance its operations through debt and/or equity financing as needed.

NOTE 4 - PROPERTY & EQUIPMENT

Long lived assets, including property and equipment and certain intangible assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Property and Equipment and intangible assets are first recorded at cost. Depreciation and/or amortization is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows between three and five years.

Maintenance and repair expenses, as incurred, are charged to expense. Betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts with any gain or loss on the disposition included as income.

Assets stated at cost, less accumulated depreciation consisted of the following:

	September 30, 2023	December 31, 2022
Furniture/fixtures	$39,746	$39,746
Office equipment	43,780	43,780
Automobile	37,410	29,905
Tooling/Molds	214,454	86,005
Less: accumulated depreciation	(125,294)	(61,456)
Fixed assets, net	$210,096	$137,980

Depreciation expense

Depreciation expense for the nine months ended September 30, 2023 and 2022 was $63,839 and $46,606, respectively.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company has received support from its Chairman, Russell Bird through a series of loans prior to 2019 for a total loan of $179,191. The loan is unsecured and due on demand. During the three months ended March 31, 2023, the Company repaid $100,000 of the loan. On June 14, 2023, the company repaid $79,191 and $97,209 of principal and interest, respectively, paying the loan back in full. As of September 30, 2023 and December 31, 2022, the balance due is $0 and $179,191, respectively. Beginning on January 1, 2019, the balance due accrues interest at 12.5%. As of September 30, 2023 and December 31, 2022, total accrued interest is $0 and $90,119, respectively.

The Company executed a new employment agreement with Mr. Wood on April 1, 2022. Per the terms of the agreement Mr. Wood is to be compensated $8,000 per month. As of September 30, 2023 and December 31, 2022, there is $15,000 and $2,000 of accrued compensation, respectively, due to Mr. Wood. During the nine months ended September 30, 2023 and 2022, cash payments of $59,000 and $60,000, respectively, were paid to Mr. Wood.

The Company executed a new employment agreement with its Chairman, Russell Bird, on April 1, 2022. Per the terms of the agreement, which is effective for one year, Mr. Bird is to be compensated $8,000 per month. As of September 30, 2023 and December 31, 2022, there is $46,000 and $50,000 of accrued compensation, respectively, due to Mr. Bird. During the nine months ended September 30, 2023 and 2022, cash payments of $44,000 and $28,000, respectively, were paid to Mr. Bird. Effective June 1, 2023, Mr. Bird resigned from all positions with the Company.

The Company has entered into an at-will consulting agreement with Jonathan Lane to serve as Chief Technology Officer. During the nine months ended September 30, 2023 and 2022, the Company made cash payments to Mr. Lane of $28,000 and $48,000, respectively.

During the nine months ended September 30, 2023 and 2022, the Company paid $13,000 and $21,500, respectively, to the brother of the CEO for services related to development of the Company’s product.

During the nine months ended September 30, 2023 and 2022, the Company paid $0 and $1,000, respectively, to the son of the CEO for website design services.

On September 6, 2023, the Company entered into an intellectual property assignment agreement (the “IP Purchase Agreement”) with Mr. Wood, pursuant to which the Company has agreed to issue to Mr. Wood a total of 2,000,000 shares of Series C Preferred Stock.

NOTE 6 - OPERATING LEASES

The Company entered into a Lease Agreement (the “Lease”) with 14175 Icot Blvd, LLC (the “Lessor”), effective May 1, 2022, relating to approximately 9,677 square feet of property located at 14175 Icot Blvd, Clearwater, FL 33760. The term of the Lease is for thirty-six (36) months commencing May 1, 2022. The monthly base rent, including tax is $8,686.71 for the first twelve (12) months increasing thereafter to $9,034.17 for the next 12 months and to $12,287.63 for the last 12 months. The Company paid $69,494 of advanced rent. The advance rent is to be allocated equally over the first two years of the lease.

In February 2016, the FASB issued Accounting Standard Update (“ASU”) 2016-02, Leases (Topic 842), which superseded guidance in ASC 840, Leases. We account for short-term leases, those lasting fewer than 12 months, using the practical expedient as outlined in the guidance, which does not include recording such leases on the balance sheet.

Adoption of Accounting Standard Update (“ASU”) 2016-02, Leases (Topic 842), resulted in recording an initial right-of-use (“ROU”) assets and operating lease liabilities of $328,803 on May 1, 2022.

Asset	Balance Sheet Classification	September 30, 2023
Operating lease asset	Right of use asset	$209,153
Total lease asset		$209,153

Liability
Operating lease liability – current portion	Current operating lease liability	$115,388
Operating lease liability – noncurrent portion	Long-term operating lease liability	86,912
Total lease liability		$202,300

Lease obligations at September 30, 2023 consisted of the following:

For the year ended December 31:
2023	$27,102
2024	134,438
2025	49,151
Total payments	$210,691
Amount representing interest	$(8,391)
Lease obligation, net	202,300
Less current portion	(115,388)
Lease obligation – long term	$86,912

The operating lease expense for the above agreement for the nine months ended September 30, 2023, was $103,089 which consisted of amortization expense of $73,478, $18,928 of prepaid rent and interest expense of $10,683.

During the nine months ended September 30, 2023, the Company also incurred $11,095 of rent expense for an apartment used by Company personnel. The apartment is a monthly, short-term rental.

NOTE 7 - PREFERRED STOCK

The Company is currently authorized to issue 5,000,000 shares of Series A Preferred Stock, par value $0.001 per share with 1:25 voting rights. The Series A Preferred Stock ranks equal to the common stock on liquidation, pays no dividend and is convertible to common stock for one share of common for one share of Series A Preferred Stock.

The Company is currently authorized to issue 5,000,000 shares of Series B Preferred Stock, par value $0.001 per share. Each share of Series B Preferred Stock has a 1:100 voting right and is convertible into 100 shares of common stock. No dividends will be paid and in the event of liquidation all shares of Series B will automatically convert into common stock. There are 500,000 shares of Series B Preferred Stock issued and outstanding.

The Company is currently authorized to issue 5,000,000 shares of Series C Preferred Stock, par value $0.001 per share. On July 24, 2023, the Company filed an Amended and Restated Certificate of Designations of the Series C Preferred Shares. The Series C Preferred may vote on any action upon which holders of the Company’s common stock may vote, and they shall vote together as one class with voting rights equal to eighty one percent (81%) of all the issued and outstanding shares of common stock of the Company. Each share of Series C Preferred can be converted into 300 shares of the Company’s common stock.

NOTE 8 - WARRANTS

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contract Term	Aggregate Intrinsic Value
Exercisable at December 31, 2021	226,500,000	$0.0013	3.78	$—
Granted (1)	6,000,000	$—	—	$—
Expired	—	$—	—	$—
Exercised	(60,000,000)	$—	—	$—
Exercisable at December 31, 2022	172,500,000	$0.0104	3.14	$1,665,500
Granted	—	$—	—	$—
Expired	—	$—	—	$—
Cancelled	(172,500,000)	$—	—	$—
Exercisable at September 30, 2023 (2)	—	$—	—	$—

(1)	The outstanding warrants include an anti-dilutive clause requiring adjustment to the exercise price for any reason outlined in the agreement. The number of warrant shares is increased so that the aggregated exercise price is equal to the original exercise price. The fair value of any additional warrants is recognized as a deemed dividend.

(2)	The Company received a Settlement and Mutual Release Agreement, effective July 6, 2023, from Granite Global Value Investments Ltd, that cancels all remaining warrants with the Company.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

The Company has been in the process of obtaining its 510k for DeltaWave. This requires a myriad of tests to prove to the FDA that the device is safe and effective. The company has diligently carried out these tests through independent testing labs. There have been no issues aside from a negative result on a cytotoxicity test due to incorrect procedures performed by a third-party lab. This roadblock has required the company to perform a retest. The company has failed the retest due to what is believed to be a faulty analysis by the testing company. The company believes they can narrow down the exact part of the device that is failing the test and quickly resolve this matter. The company has engaged a new testing company appropriately suited for the Company’s specific testing requirements.  Testing is expected to be completed in the third quarter.  The 510K will be submitted immediately after testing is completed.

NOTE 10 - SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements other than the following.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of REMSleep Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of REMSleep Holdings, Inc. (“the Company”) as of December 31, 2022 and 2021, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has an accumulated deficit, a net loss, and negative cash flows from operating activities. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition – Refer to Note 2 to the financial statements.

Description of the Critical Audit Matter

The Company recognizes revenue upon transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. As this is the first year that the Company has earned revenue, we considered this to be a critical audit matter due to judgments required by management regarding revenue recognition.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures related to revenue recognition included the following, among others:

●	Evaluated management's revenue recognition policies and reviewed underlying documents for reasonableness of the application of ASC 606.

●	Obtained an understanding of the process utilized by management in determining when performance obligations are satisfied.

●	Substantively tested revenue transactions to an appropriate coverage based on risk assessments.

We have served as the Company’s auditor since 2018.

Spokane, Washington

April 17, 2023

REMSLEEP HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$1,841,988	$3,383,568
Accounts receivable	11,698	—
Inventory	1,056,007	—
Total current assets	2,909,693	3,383,568

Other asset	10,000	10,000
Right of use asset	303,227	—
Property and equipment, net	137,980	105,061

Total Assets	$3,360,900	$3,498,629

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$54,845	$15,505
Accrued compensation	52,000	47,000
Accrued interest	—	41,851
Accrued interest – related party	90,119	67,505
Convertible Notes, net of discount of $0 and $206,157 , respectively	—	193,243
Derivative Liability	—	290,712
Loan payable – related party	179,191	179,191
Due to a related party	4,740	—
Loans payable	—	45,000
Operating lease liability – current portion	93,241	—
Total current liabilities	474,136	880,007
Long Term Liabilities
Operating lease liability – net of current portion	178,226	—
Total Liabilities	652,362	880,007

Commitments and Contingencies	—	—

STOCKHOLDERS’ EQUITY (DEFICIT):

Series A preferred stock, $0.001 par value, 5,000,000 shares authorized, 5,000,000 and issued and outstanding	5, 000	5,000
Series B preferred stock, $0.001 par value, 5,000,000 shares authorized, 500,000 shares issued	500	500
Series C preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.001 par value, 3,000,000,000 shares authorized, 1,461,616,601 and 1,234,008,735 shares issued and outstanding, respectively	1,461,615	1,234,006
Discount to common stock	(94,708)	(94,708)
Additional paid in capital	13,751,052	11,865,439
Accumulated Deficit	(12,414,921)	(10,391,615)
Total Stockholders’ Equity (Deficit)	2,708,538	2,618,622

Total Liabilities and Stockholders’ Equity (Deficit)	$3,360,900	$3,498,629

See the accompanying Notes, which are an integral part of these Consolidated Financial Statements

REMSLEEP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2022	2021

Revenue	$320,719	$—
Cost of goods sold	248,426	—
Gross margin	72,293	—

Operating Expenses:
Professional fees	115,135	82,043
Development expense	337,033	129,311
Compensation – related party	231,000	84,000
Lease expense	114,702	—
General and administrative	492,295	130,334

Total operating expenses	1,290,165	425,688

Loss from operations	(1,217,872)	(425,688)

Other expense:
Interest expense	(237,390)	(918,579)
Loss on disposal of fixed assets	(28,264)	—
Default penalty of convertible note	—	(162,798)
Loss on issuance of convertible debt	—	(717,592)
Change in fair value of derivative	(3,048)	(1,601,016)
Total other expense	(268,702)	(3,399,985)

Loss before income taxes	(1,486,574)	(3,825,673)

Provision for income taxes	—	—

Net Loss	$(1,486,574)	$(3,825,673)
Deemed dividend	(536,732)	—
Net Loss to Common Shareholders	(2,023,306)	—

Net loss per share, basic and diluted	$(0.00)	$(0.01)

Weighted average common shares outstanding, basic and diluted	1,461,965,506	700,895,412

See the accompanying Notes, which are an integral part of these Consolidated Financial Statements

REMSLEEP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Discount to Common	Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Stock	Capital	Deficit	Total
Balance, December 31, 2020	5,000,000	$5,000	500,000	$500	368,063,606	$368,061	$—	$5,321,885	$(6,565,942)	$(870,496)
Common stock issued for conversion of debt	—	—	—	—	408,666,436	408,666	(94,708)	3,685,763	—	3,999,721
Common stock issued for cash	—	—	—	—	413,800,000	413,800	—	2,689,700	—	3,103,500
Warrants converted to common stock	—	—	—	—	43,478,693	43,479	—	(43,479)	—	—
Beneficial conversion feature	—	—	—	—	—	—	—	211,570	—	211,570
Net Loss	—	—	—	—	—	—	—	—	(3,825,673)	(3,825,673)
Balance, December 31, 2021	5,000,000	$5,000	500,000	$500	1,234,008,735	$1,234,006	$(94,708)	$11,865,439	$(10,391,615)	$2,618,622
Common stock issued for conversion of debt	—	—	—	—	43,479,662	43,481	—	678,009	—	721,490
Common stock issued for cash	—	—	—	—	114,000,000	114,000	—	741,000	—	855,000
Warrants converted to common stock	—	—	—	—	70,128,204	70,128	—	(70,128)	—	—
Warrant down round protection								536,732	(536,732)	—
Net Loss	—	—	—	—	—	—	—	—	(1,486,574)	(1,486,574)
Balance, December 31, 2022	5,000,000	$5,000	500,000	$500	1,461,616,601	$1,461,615	$(94,708)	$13,751,052	$(12,414,921)	$2,708,538

See the accompanying Notes, which are an integral part of these Consolidated Financial Statements

REMSLEEP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(1,486,574)	$(3,825,673)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	61,079	57,561
Change in fair value of derivative	3,048	1,601,016
Discount amortization	206,157	813,619
Loss on issuance of convertible debt	—	717,592
Default penalty of convertible note	—	162,798
Loss on disposal of fixed assets	28,264	—
Operating lease expense	15,732	—
Changes in Operating Assets and Liabilities:
Accounts receivable	(11,698)	—
Prepaids and other assets	(47,491)	—
Inventory	(1,056,007)	11,064
Accounts payable	39,339	(4,730)
Accrued compensation – related party	5,000	12,000
Accrued interest	(13,521)	82,174
Accrued interest – related party	22,614	22,584
Net cash used by operating activities	(2,234,058)	(349,995)

Cash Flows from Investing Activities:
Purchase of property and equipment	(122,262)	(67,252)
Net cash used by investing activities	(122,262)	(67,252)

Cash Flows from Financing Activities:
Repayment of loans	(45,000)	(8,212)
Proceeds from convertible notes payable	—	591,300
Cash advance – related party	4,740	—
Proceeds from sale of common stock	855,000	3,103,500
Net cash provided by financing activities	814,740	3,686,588

Net change in cash	(1,541,580)	3,269,341
Cash at beginning of the year	3,383,568	114,227
Cash at end of the year	$1,841,988	$3,383,568

Supplemental cash flow information:
Interest paid in cash	$22,140	$—
Taxes paid	$—	$—

Supplemental non-cash disclosure:
Common stock issued for conversion of note payable principal and accrued interest	$427,730	$724,359
Establish right of use asset	$328,803	$—

See the accompanying Notes, which are an integral part of these Consolidated Financial Statements

REMSLEEP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

NOTE 1 - BACKGROUND

Business Activity

REMSleep Holdings, Inc., (the “Company”) was incorporated in the State of Nevada on June 6, 2007. On January 5, 2015 the name of the Company was changed to REMSleep Holdings, Inc. and the business model was changed to reflect the new direction of the Company; to develop and distribute products to help people affected by sleep apnea. On May 30, 2015 REMSleep LLC was formally merged into REMSleep Holdings, Inc.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. At times, such deposits may be in excess of the Federal Deposit Insurance Corporation insurable amount (“FDIC”). As of December 31, 2022, the Company had $1,591,988 of cash above the FDIC’s $250,000 coverage limit.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the years ended December 31, 2022 or 2021.

Property and Equipment

Fixed assets are carried at the lower of cost or net realizable value. All fixed assets with a cost of $2,000 or greater are capitalized. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized over the lesser of the remaining term of the lease or the estimated useful life of the asset. Major betterments that extend the useful lives of assets are also capitalized. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations.

Basic and Diluted Earnings Per Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented. Diluted amounts are not presented when the effect of the computations are anti-dilutive due to the losses incurred. Accordingly, there is no difference in the amounts presented for basic and diluted loss per share.

As of December 31, 2022, the Company had approximately 172,500,000 potentially dilutive shares of common stock warrants, 5,000,000 shares from Series A preferred stock and 50,000,000 from Series B preferred stock.

As of December 31, 2021, the Company had approximately 46,972,920 of potentially dilutive shares of common stock from convertible debt, 190,064,171 potentially dilutive shares of common stock warrants, 5,000,000 shares from Series A preferred stock and 50,000,000 from Series B preferred stock.

Stock-based Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 allows companies to account for nonemployee awards in the same manner as employee awards. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3:	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable approximates the fair value of such instruments as the notes bear interest rates that are consistent with current market rates.

The following table classifies the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of December 31, 2022 and 2021:

December 31, 2022:

Description	Level 1	Level 2	Level 3
Derivative	$—	$—	$—
Total	$—	$—	$—

December 31, 2021:

Description	Level 1	Level 2	Level 3
Derivative	$—	$—	$290,712
Total	$—	$—	$290,712

Revenue Recognition

The Company recognizes revenue under ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

All orders are received online at which time payment is made. When payment is approved the product is shipped. When the product ships control of the promised goods is transferred to the customers and the revenue is recognized.

Warranties

The Company is currently selling its ResPlus Auto CPAP Machine (“ResPlus”). The ResPlus is imported by the Company and sold primarily to Durable Medical Equipment companies to patients with sleep apnea. The manufacturer warrants the unit for 2 years parts and labor. During the last twelve months the Company has received back eight units for warranty repair, out of approximately 1,000 units sold. As of December 31, 2022, there is no accrual for warranty expense due to the low cost of replacement to date. If returns are to increase, management will determine if it needs to account for the cost of returns and establish a warranty accrual.

Accounts Receivable

Revenues that have been recognized but not yet received are recorded as accounts receivable. Losses on receivables will be recognized when it is more likely than not that a receivable will not be collected. An allowance for estimated uncollectible amounts will be recognized to reduce the amount of receivables to its net realizable value when needed.

Inventories

Inventories are stated at the lower of cost or net realizable value. Inventory on hand consists of finished goods purchased from third parties. When there is evidence that the inventory’s value is less than original cost, the inventory is reduced to market value. We determine market value on current resale amounts and whether technological obsolescence exists.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)—Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock. For convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract. ASU 2020-06 also removes certain conditions that should be considered in the derivatives scope exception evaluation under Subtopic 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and clarify the scope and certain requirements under Subtopic 815-40. In addition, ASU 2020-06 improves the guidance related to the disclosures and earnings-per-share (EPS) for convertible instruments and contract in entity’s own equity. ASU 2020-06 is effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years . The Company has adopted ASU 2020-06, with no material impact to its financial statements.

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $12,414,921 at December 31, 2022, had a net loss of $1,486,574 and net cash used in operating activities of $2,234,058 for the year ended December 31, 2022. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors over the next twelve months raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

The Company has completed its initial product development and has begun selling its product in Q2 of 2022. In addition, the Company has been in the process of obtaining its 510k for its DeltaWave product. FDA approval is expected by the fourth quarter of 2023. The Company will continue to finance its operations through debt and/or equity financing as needed.

The industry in which we operate depends heavily upon our ability to obtain raw materials and manufacture our product as well as the overall level of consumer and business spending. We currently use only one supplier for most of our products. A sustained deterioration in general economic conditions (including distress in financial markets, turmoil in specific economies around the world, public health crises, and additional government intervention), particularly in the United States, may have a negative financial impact to our Company. Adverse conditions as a result of the global COVID-19 outbreak, have and may continue to impact our manufacturing processes and ultimately our ability to sell our product.

NOTE 4 - PROPERTY & EQUIPMENT

Long lived assets, including property and equipment and certain intangible assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Property and Equipment and intangible assets are first recorded at cost. Depreciation and/or amortization is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows between three and five years.

Maintenance and repair expenses, as incurred, are charged to expense. Betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts with any gain or loss on the disposition included as income.

Assets stated at cost, less accumulated depreciation consisted of the following:

	December 31, 2022	December 31, 2021
Furniture/fixtures	$39,746	$14,904
Office equipment	43,780	14,522
Automobile	29,905	29,905
Tooling/Molds	86,005	176,990
Less: accumulated depreciation	(61,456)	(131,260)
Fixed assets, net	$137,980	$105,061

Depreciation expense

Depreciation expense for the years ended December 31, 2022 and 2021 was $61,079 and $57,561, respectively.

During the year ended December 31, 2022, the Company disposed of certain property and equipment it was no longer using, resulting in a loss on disposal of $28,264.

NOTE 5 - LOANS PAYABLE

On October 24, 2017, the Company was notified that a petition had been filed in the Iowa District Court for Polk County by a Mr. John M. Wesson for failure to repay a loan. Mr. Wesson had loaned the Company $30,000 and $20,000 on October 24, 2012 and June 12, 2013, respectively. The loans were to accrue interest at 5%. On April 26, 2018, the Company agreed to repay the loan in full including accrued interest and $5,000 for legal fees. As of December 31, 2021, there is $45,000 and $21,549 of principal and interest due on this loan. On June 9, 2022, the Company repaid this loan in full.

NOTE 6 - CONVERTIBLE NOTES

The following table summarizes the convertible notes and related activity as of December 31, 2022:

Note Holder	Date	Maturity Date	Interest	Balance December 31, 2021	Additions	Conversions/ Repayments	Balance December 31, 2022
Granite Global Investments Ltd	4/7/2021	4/7/2022	10%	$36,500	$—	$(36,500)		$—
Granite Global Investments Ltd	4/9/2021	4/9/2022	10%	$100,000	$—	$(100,000)		$—
Power Up Lending Group LTD	7/22/2021	7/22/2022	10%	$58,850	$—	$(58,850)		$—
Power Up Lending Group LTD	8/26/2021	8/26/2022	10%	$58,850	$—	$(58,850)		$—
Power Up Lending Group LTD	9/22/2021	9/22/2022	10%	$58,850	$—	$(58,850)		$—
Power Up Lending Group LTD	10/12/2021	10/12/2022	10%	$86,350	$—	$(86,350)	$
			Total	$399,400	$—	$(339,400)		$—
		Less debt discount		(206,157)				—
				$193,243				$—

A summary of the activity of the derivative liability for the notes above is as follows:

Balance at December 31, 2020	$700,719
Increase to derivative due to new issuances	1,087,302
Decrease to derivative due to conversion/repayments	(3,098,325)
Derivative loss due to mark to market adjustment	1,601,016
Balance at December 31, 2021	$290,712
Decrease to derivative due to conversion/repayments	(287,664)
Derivative loss due to mark to market adjustment	(3,048)
Balance at December 31, 2022	$—

A summary of quantitative information about significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability that are categorized within Level 3 of the fair value hierarchy at the time of conversion is as follows:

Inputs
Stock price	$0.01 – 0.0175
Conversion price	$0.0097 – 0.0175
Volatility (annual)	169.37% – 177.63%
Risk-free rate	.39% – 1.25%
Dividend rate	–
Years to maturity	.25 – .50

The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s management.

NOTE 7 - RELATED PARTY TRANSACTIONS

The Company has received support from its Chairman, Russell Bird through a series of loans prior to 2019. These loans are unsecured, and due on demand. As of December 31, 2022 and 2021, the balance due on these loans is $179,191 and $179,191, respectively. Beginning on January 1, 2019, the balance due accrues interest at 12.5%. As of December 31, 2022, total accrued interest is $90,119. During the third quarter Mr. Bird, advanced the Company an additional $1,523. The advance was paid back as of December 31, 2022.

The Company executed a new employment agreement with Mr. Wood on April 1, 2022. Per the terms of the agreement Mr. Wood is to be compensated $8,000 per month. As of December 31, 2022 and 2021, there is $2,000 and $2,000 of accrued compensation, respectively, due to Mr. Wood. During the years ended December 31, 2022 and 2021, cash payments of $84,000 and $48,000, respectively, were paid to Mr. Wood.

The Company executed a new employment agreement with its Chairman, Russell Bird, on April 1, 2022. Per the terms of the agreement, which is effective for one year, Mr. Bird is to be compensated $8,000 per month. As of December 31, 2022 and 2021, there is $50,000 and $45,000 of accrued compensation, respectively, due to Mr. Bird. During the years ended December 31, 2022 and 2021, cash payments of $76,000 and $24,000, respectively, were paid to Mr. Bird.

The Company has entered into an at-will consulting agreement with Jonathan Lane to serve as Chief Technology Officer. During the years ended December 31, 2022 and 2021, the Company made cash payments to Mr. Lane of $66,000 and $26,000, respectively.

During the years ended December 31, 2022 and 2021, the Company paid $9,500  and $9,000, respectively, to the brother of the CEO for services related to development of the Company’s product.

During the years ended December 31, 2022 and 2021, the Company paid $1,000 and $12,000, respectively, to the son of the CEO for website design services.

NOTE 8 - OPERATING LEASES

The Company entered into a Lease Agreement (the “Lease”) with 14175 Icot Blvd, LLC (the “Lessor”), effective May 1, 2022, relating to approximately 9,677 square feet of property located at 14175 Icot Blvd, Clearwater, FL 33760. The term of the Lease is for thirty-six (36) months commencing May 1, 2022. The monthly base rent, including tax is $8,686.71 for the first twelve (12) months increasing thereafter to $9,034.17 for the next 12 months and to $12,287.63 for the last 12 months. The Company paid $69,494 of advanced rent. The advance rent is to be allocated equally over the first two years of the lease.

In February 2016, the FASB issued Accounting Standard Update (“ASU”) 2016-02, Leases (Topic 842), which superseded guidance in ASC 840, Leases. We account for short-term leases, those lasting fewer than 12 months, using the practical expedient as outlined in the guidance, which does not include recording such leases on the balance sheet.

Adoption of Accounting Standard Update (“ASU”) 2016-02, Leases (Topic 842), resulted in recording an initial right-of-use (“ROU”) assets and operating lease liabilities of $328,803 on May 1, 2022.

Asset	Balance Sheet Classification	December 31, 2022
Operating lease asset	Right of use asset	$303,227
Total lease asset		$303,227

Liability
Operating lease liability – current portion	Current operating lease liability	$93,241
Operating lease liability – noncurrent portion	Long-term operating lease liability	178,226
Total lease liability		$271,467

Lease obligations at December 31, 2022 consisted of the following:

For the year ended December 31:
2023	$107,020
2024	134,438
2025	49,151
Total payments	$290,609
Amount representing interest	$(19,142)
Lease obligation, net	271,467
Less current portion	(93,241)
Lease obligation – long term	$178,226

The operating lease expense for the above agreement for the year ended December 31, 2022 was $69,494 which consisted of amortization expense of $73,067, $23,165 of prepaid rent and interest expense of $15,732.

NOTE 9 - COMMON STOCK

During the year ended December 31, 2021, Diamond Investments converted $110,250 of principal and $5,059 of interest, into 29,954,167 shares of common stock.

During the year ended December 31, 2021, Granite Global Value converted $229,798 and $43,164 of principal and interest, respectively, into 340,735,898 shares of common stock.

During the year ended December 31, 2021, Power Up Lending Group LTD converted $321,475 and $14,613 of principal and interest, respectively, into 37,976,371 shares of common stock.

During the year ended December 31, 2021, the Company issued 43,478,695 shares of common stock for the conversion of warrants.

During the year ended December 31, 2021, the Company sold 413,800,000 shares of common stock for total cash proceeds of $3,103,500. The shares were sold pursuant to its Tier 2 of Regulation A Offering Statement.

During Q1 2022, Granite Global Value converted $152,880 of principal and interest into 16,146,666 shares of common stock.

During Q1 2022, the Company issued 70,128,204 shares of common stock for the conversion of warrants.

During Q1 2022, the Company sold 114,000,000 shares of common stock for total cash proceeds of $855,000. The shares were sold pursuant to its Tier 2 of Regulation A Offering Statement.

During Q1 and Q2  2022, Power Up Lending Group LTD converted $274,850 of principal and interest into 27,332,996 shares of common stock.

NOTE 10 - PREFERRED STOCK

The Company is currently authorized to issue 5,000,000 shares of Series A Preferred Stock, par value $0.001 per share value with 1:25 voting rights. The Series A Preferred Stock ranks equal to the common stock on liquidation, pays no dividend and is convertible to common stock for one share of common for one share of Series A Preferred Stock.

The Company is currently authorized to issue 5,000,000 shares of Series B Preferred Stock, par value $0.001 per share. Each share of Series B Preferred Stock has a 1:100 voting right and is convertible into 100 shares of common stock. No dividends will be paid and in the event of liquidation all shares of Series B will automatically convert into common stock. There are 500,000 shares of Series B Preferred Stock issued and outstanding.

The Company is currently authorized to issue 5,000,000 shares of Series C Preferred Stock, par value $0.001 per share value. Each share of Series C Preferred Stock has a 1:50 voting right and is convertible into 50 shares of common stock. No dividends will be paid and in the event of liquidation all shares of Series C will automatically convert into common stock. There are no shares of Series C Preferred Stock issued and outstanding.

NOTE 11 - INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has evaluated Staff Accounting Bulletin No. 118 regarding the impact of the decreased tax rates of the Tax Cuts & Jobs Act. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. federal income tax rate of 21% is being used.

The provision for Federal income tax consists of the following December 31:

	2022	2021
Federal income tax benefit attributable to:
Current Operations	$312,000	$803,000
Less: valuation allowance	(312,000)	(803,000)
Net provision for Federal income taxes	$-	$-

The cumulative tax effect at the expected rate of 21% of significant items comprising our net deferred tax amount is as follows:

	2022	2021
Deferred tax asset attributable to:
Net operating loss carryover	$2,494,000	$2,182,000
Less: valuation allowance	(2,494,000)	(2,182,000)
Net deferred tax asset	$-	$-

At December 31, 2022, the Company had net operating loss carry forwards of approximately $2,494,000 that may be offset against future taxable income. NOLs from tax years up to 2017 can be carried forward twenty years. Under the CARES Act, the Company carry forward NOLs indefinitely for NOLs generated in a tax year beginning after 2017, that remain after they are carried back to tax years in the five-year carryback period. No tax benefit has been reported in the December 31, 2022 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal Income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2016.

NOTE 12 – WARRANTS

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contract Term	Aggregate Intrinsic Value
Exercisable at December 31, 2020	15,974,026	$0.00385	2.06	$—
Granted	201,500,000	$0.0029	4.62	$—
Expired	—	$—	—	$—
Increased for adjustment (1)	12,012,987	$—	—	$—
Exercised	(2,987,013)	$—	—	$—
Exercisable at December 31, 2021	226,500,000	$0.0013	3.78	$—
Granted (1)	6,000,000	$—	—	$—
Expired	—	$—	—	$—
Exercised	(60,000,000)	$—	—	$—
Exercisable at December 31, 2022	172,500,000	$0.0104	3.14	$1,665,500

(1)	The outstanding warrants include an anti-dilutive clause requiring adjustment to the exercise price for any reason outlined in the agreement. The number of warrant shares is increased so that the aggregated exercise price is equal to the original exercise price. The fair value of any additional warrants is recognized as a deemed dividend.

Range of Exercise Prices	Number Outstanding 12/31/2022	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.002 – 0.014	166,500,000	3.14 years	$0.0117

NOTE 13 – COMMITMENTS AND CONTINGENCIES

The Company has been in the process of obtaining its 510k for DeltaWave. This requires a myriad of tests to prove to the FDA that the device is safe and effective. The company has diligently carried out these tests through independent testing labs. There have been no issues aside from a negative result on a cytotoxicity test due to incorrect procedures performed by a third-party lab. This roadblock has required the company to perform a retest. The company has failed the retest due to what is believed to be a faulty analysis by the testing company. The company believes they can narrow down the exact part of the device that is failing the test and quickly resolve this matter. The company has engaged a new testing company appropriately suited for the Company’s specific testing requirements.  Testing is expected to be completed in the second quarter.  The 510K will be submitted immediately after testing is completed.

NOTE 14 - SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements.

PROSPECTUS

REMSLEEP HOLDINGS, INC.

Up to 300,000,000 Shares of Common Stock

February 14, 2024